Exhibit 10.16

TERM LOAN AGREEMENT
between
250 SEAPORT DISTRICT, LLC,
as Borrower,
THE LENDERS LISTED HEREIN,
as the Lenders
and
MIZUHO CAPITAL MARKETS LLC,
as Agent
September 7, 2023

i

v

EXHIBITS AND SCHEDULES

EXHIBIT A	—	Legal Description of Project

EXHIBIT B	—	Intentionally Omitted

EXHIBIT C	—	Intentionally Omitted

EXHIBITS D-1, D-2, D-3, D-4	—	U.S. Tax Compliance Certificates

EXHIBIT E	—	Intentionally Omitted

SCHEDULE 6.1(a)	—	States of Organization

SCHEDULE 6.1(b)	—	Borrower’s Organizational Chart

SCHEDULE 6.3	—	Liabilities; Litigation

TERM LOAN AGREEMENT
This Term Loan Agreement (this “Agreement”) is entered into as of September 7, 2023 between 250 SEAPORT DISTRICT, LLC, a single-purpose Delaware limited liability company (“Borrower”), the LENDERS listed on the signature pages hereof and any successor or assign thereof (individually, a “Lender” and collectively, the “Lenders”), and MIZUHO CAPITAL MARKETS LLC (“Mizuho”), as agent for the Lenders (“Agent”).
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan from the Lenders.
WHEREAS, each Lender severally is willing to make the Loan to Borrower subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:
“A/B Notes” has the meaning assigned in Section 14.8.
“Acceptable Counterparty” means a financial institution acceptable to Agent with a (a) long term issuer credit rating of at least “A” from S&P or (b) senior unsecured debt rating of at least “A2” from Moody’s, and in any event not be on a credit watch for a downgrading.
“Act” has the meaning assigned in Section 8.14(a).
“Accounts” means all deposit accounts now or hereafter pledged by Borrower to Agent, for the benefit of the Lenders.
“Accrual Period” means the monthly period commencing on the first (1st) calendar day of each calendar month of each calendar year and continuing to but excluding the first (1st) calendar day of the following respective calendar month (without adjustment in either case for Business Day payment conventions); provided, however, the initial Accrual Period shall be the period commencing on the Closing Date and continuing to but excluding the first (1st) calendar day of October 2023.
“Adjustable Rate” shall mean sum of (a) the Index, and (b) the Margin.

“Affiliate” means, with respect to any specified Person, (i) any other Person directly or indirectly Controlling or Controlled by or under direct or indirect Common Control with such specified Person, (ii) any general partner or managing member in such specified Person, (iii) any other Person who owns, directly or indirectly, 10% or more of all equity interests in such Person, or (iv) with respect to Borrower, any Borrower Party. Notwithstanding anything to the contrary in the foregoing sentence, any Person who owns, directly or indirectly, less than 40% of all equity interests in Howard Hughes Holdings Inc. shall not be considered an Affiliate of Borrower or Guarantor.
“Agent” has the meaning assigned in the Preamble, and its successors and assigns.
“Agent Deposit” has the meaning assigned in Section 11.30(a).
“Agent’s Register” has the meaning assigned in Section 14.5.
“Agreement” means this Term Loan Agreement, as originally executed by Borrower, Agent and the Lenders, as the same may be supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Alterations Threshold” has the meaning assigned in Section 8.4(b).
“Appraisal” means an as-is appraisal of the Project prepared by an Appraiser, which appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and otherwise in form and substance satisfactory to Agent.
“Appraiser” shall mean Cushman & Wakefield or any other “state certified general appraiser” as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the State, and which appraiser shall have been selected by Agent.
“Assignee” has the meaning assigned in Section 14.1.
“Assignment” has the meaning assigned in Section 14.1.
“Assignment of Rents and Leases” means the Assignment of Rents and Leases dated as of the date hereof, as originally executed by Borrower in favor of Agent for the ratable benefit of the Lenders, and pertaining to leases of space in the Project, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.
“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, as amended from time to time.
“Bankruptcy Party” has the meaning assigned in Section 9.7.

“BCA” shall mean that certain Brownfield Cleanup Agreement between Borrower and the New York State Department of Environmental Conservation, dated August 1, 2019, with respect to the Project site (Site C231127).
“Borrower” has the meaning assigned in the Preamble.
“Borrower Party” means any Guarantor, any general partner in Borrower, and any general partner in any partnership that is a general partner in Borrower (if Borrower is a partnership), at any level, and any manager or managing member of Borrower (if Borrower is a limited liability company) and any manager or managing member of any limited liability company that is a manager or managing member of Borrower (if Borrower is a limited liability company), at any level.
“Business Day” shall mean any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.
“Carry Guaranty” means that certain Interest and Expenses Guaranty dated as of the date hereof, as originally executed by Guarantor to and in favor of Agent for the ratable benefit of the Lenders, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.
“Change” has the meaning assigned in Section 2.5(f).
“Closing Date” means September 7, 2023.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and the regulations promulgated thereunder from time to time.
“Collateral Assignment” means that certain Collateral Assignment dated as of the date hereof, as originally executed by Borrower in favor of Agent for the ratable benefit of the Lenders, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.
“Commitment” means with respect to each Lender, the amount set forth opposite the name of such Lender on the signature pages hereof or in any subsequent amendment hereof or in any assignment and assumption agreement related hereto.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction Consultant” shall mean a Person or Persons selected by Agent from time to time in its sole discretion as its construction consultant with respect to the Project.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of an entity through the ownership of voting securities or equity interests, by contract or otherwise. “Controlled,” “Controlling” and “Common Control” shall have correlative meanings.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code, and any organization which is required to be treated as a single employer with any Loan Party under Sections 414(m) or 414(o) of the Code.
“Counterparty Consent” has the meaning assigned in Section 2.8(c).
“Creditors’ Rights Law” shall mean with respect to any Person any existing or future law of any state or Federal jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.
“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person is liable, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Debt Service” means the aggregate interest, scheduled principal, and other payments due on account of the Loan, and on any other outstanding Debt of Borrower (whether permitted or not permitted by Agent) for the period of time for which calculated, but excluding payment of Net Cash Flow applied to (a) reduction of principal and (b) escrows or reserves required by Agent.
“Default Rate” means a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, and (b) five percent (5%) above the Interest Rate, compounded monthly.
“Defaulted Amount” has the meaning assigned in Section 12.18.
“Defaulting Lender” means, subject to Section 12.18(b) or (d), any Lender that (a) has failed to (i) fund all or any portion of its Commitment within two (2) Business Days after the date such Commitment was required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its Commitment hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Creditors’ Rights Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) intentionally omitted; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.18(b) or (d)) upon delivery of notice of such determination to Borrower and each Lender.
“Defaulting Lender Purchase Price” has the meaning assigned in Section 12.18.
“Deposit Funds” has the meaning assigned in Section 11.30(a).
“Development Project” means the proposed development and construction of the Project with a maximum zoning floor area of 547,000 square feet comprising of residential, office, retail, and community facility uses.
“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, modified, replaced and/or supplemented from time to time, and any orders, rules, regulations, rulings, authorizations, determinations, guidelines, directives and/or any other requirements and/or provisions issued under such Act, existing now or in the future.
“Embargoed Person” has the meaning assigned in Section 13.1.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA established or maintained, or to which contributions have been made, by any Loan Party.
“Environmental Laws” means any Legal Requirement governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such Legal Requirements governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials, but only to the extent applicable to the Project or Hazardous Materials that originate from the Project. For the avoidance of doubt, all requirements of the New York State Department of Environmental Conservation related to implementation of the BCA are included within the definition of Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, modified, replaced and/or supplemented from time to time, and any current or future regulations thereunder.
“Event of Default” has the meaning assigned in Article 9.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal Withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan or the Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or the Commitment (other than pursuant to an assignment request by Borrower under Section 2.5(h)(i)) or (ii) such Lender changes its lending office), except in each case to the extent that, pursuant to Section 2.5(c), amounts with respect to such Taxes were payable either to such Lender’s assignor, immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.5(a); and (d) any U.S. federal Withholding Taxes imposed under FATCA.
“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, modified, replaced and/or supplemented from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation or any successor agency.
“Financial Covenant” has the meaning assigned in Section 8.18.
“Flood Laws” has the meaning assigned in Section 12.10(d).
“GAAP” means the generally accepted accounting principles, consistently applied, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles apply to partnerships, corporations or limited liability companies, as applicable.
“Governmental Authority(ies)” means any court, legislature, council, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, or any governmental, public or quasi-public authority, of any foreign, domestic, federal, state, county, city, borough, municipal government or other political subdivision of any of the foregoing, or any official thereof, whether now or hereafter in existence.
“Guarantor” means TWL-Bridgeland Holding Company, LLC, a Delaware limited liability company.
“Hazardous Material(s)” means (i) any and all substances, materials, wastes or mixtures which are or shall be listed, defined, or otherwise determined by any Governmental Authority with jurisdiction over the Project to be hazardous, toxic or otherwise regulated, affected, controlled or which may give rise to liability or an applicable standard of conduct under any Environmental Laws, including any substance identified under any Environmental Law based upon their harmful or deleterious properties as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material or toxic substance, or petroleum or petroleum-derived substance or waste; (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls (PCBs) and compounds containing them; (iv) radon gas; (v) laboratory wastes; (vi) experimental products, including genetically engineered microbes and other recombinant DNA products; (vii) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum or chemical products, whether liquid, solid or gaseous form, or synthetic gas useable as fuel; (viii) “source,” “special nuclear” and “by-product” material, as defined in the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq., as amended from time to time; (ix) explosives, radioactive or flammable materials; (x) underground or above-ground storage tanks, whether empty or containing any substance; (xi) indoor air contaminants, mold, fungi, toxins, irritants and other allergens and microbial matter; and (xii) lead and lead-based paint.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement dated as of the date hereof, as originally executed by Guarantor and Borrower, collectively and jointly and severally, as indemnitors, to and in favor of Agent for the ratable benefit of the Lenders, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.
“Independent Director” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers, another nationally recognized company reasonably approved by Agent, that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:
(a)    a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);
(b)    a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);
(c)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(d)    a Person that controls or is under common control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a “special purpose entity” in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent director or manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 8.14.
“Independent Director Event” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meeting the definition of Independent Director in this Agreement.
“Index” means “USD-SOFR” as defined in the 2006 ISDA Derivatives Definitions (the “2006 ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc., as amended, supplemented or modified from time to time, provided, that for purposes of such definition, each reference to “Calculation Period” shall be deemed to be a reference to “Accrual Period” and each reference to “Reset Date” shall be deemed to be a reference to the last day of each Accrual Period, and such rate shall be calculated on the basis of “Compounding with Lockout” (as defined in the 2006 ISDA Definitions) with a “Lockout” (as defined in the 2006 ISDA Definitions) of five New York Business Days; provided that, for the avoidance of doubt, the rate for any day in an Accrual Period, including each day in the Lockout Period (as defined in the 2006 ISDA Definitions), as applicable, shall be determined in accordance with the method set forth in “Compounding with Lockout” in Section 6.9 of the 2006 ISDA Definitions as if such day were a “Reset Date”; subject to the limitation that the Index shall not be less than the Index Floor. Each calculation by the Agent of the Index shall be conclusive and binding for all purposes, absent manifest error.
“Index Floor” means 0.50%.
“Interest Rate” shall mean for any Accrual Period, (a) an interest rate per annum equal to the Adjustable Rate, which Adjustable Rate shall be determined on each Rate Determination Date and shall be adjusted on each Reset Date until the Loan is repaid in full, or (b) in each case, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate. The Interest Rate shall accrue and be computed for each Accrual Period on the basis of the actual number of days in the period in respect of which payment is being made divided by 360. Accrued interest on the Note shall be paid in arrears on each Payment Date.
“IRS” has the meaning assigned in Section 2.5(a) or any successor agency.

“Lease(s)” means a fully executed lease(s), occupancy agreement(s), license agreement(s) or other rental or occupancy arrangement(s) by or binding upon Borrower, as lessor, for space in the Project.
“Legal Requirement(s)” means, collectively, all foreign, domestic, federal, state, local and municipal laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements and/or provisions (including building codes and zoning regulations and ordinances) of all Governmental Authorities, whether now or hereafter in force, which may be or become applicable to Borrower or any Borrower Party, the relationship of lender and borrower, Agent, any Lender, the Project, any of the Loan Documents, or any part of any of them (whether or not the same may be valid) and all requirements, obligations and conditions of all instruments of record on the date hereof.
“Lenders” has the meaning assigned in the Preamble.
“Lender/AA Exposure” has the meaning assigned in Section 13.1.
“Lending Installation” means any office, branch, subsidiary or Affiliate of a Lender.
“Lien” means any interest, or claim thereof, in the Project securing an obligation owed to, or a claim by, any Person other than the owner of the Project, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Project.
“Loan” means the loan to be made by the Lenders to Borrower under this Agreement and all other amounts secured by the Loan Documents.
“Loan Amount” has the meaning assigned in Section 2.1.
“Loan Documents” has the meaning assigned in Section 2.4(a), as any or all of the same may be supplemented, amended, restated and/or replaced from time to time.
“Loan Party” means Borrower, Borrower’s managing member and Guarantor.
“Loan-to-Value Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (a) the Principal Balance of the Loan as of such date to (b) the “as-is” value of the Project as of such date, as determined by Agent in its reasonable discretion and in accordance with customary underwriting practices by institutional lenders for projects of a similar nature to the Project.
“Margin” shall mean 5.00%.

“Material Action” shall mean, as to any Person, an action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” or “Material Adverse Change” means a material adverse effect upon or a material adverse change in (i) the business affairs, operations or the financial condition of Borrower or Guarantor or (ii) the ability of Borrower or Guarantor to perform its or his or her material contractual obligations under any Loan Document to which it or he or she is a party, or (iii) the validity or priority of the Liens of the Mortgages or the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights, remedies or options of the Lenders or Agent hereunder or thereunder or (iv) the Project, the Development Project or the other collateral for the Loan or a material portion or component thereof (including the value or marketability thereof).
“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.
“Member” has the meaning assigned in Section 8.14(a).
“Mizuho” has the meaning assigned in the Preamble.
“Moody’s” means Moody’s Investors Services, Inc., and its successors in interest.
“Mortgage” means the Mortgage and Consolidated, Amended and Restated Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, as originally executed by Borrower in favor of Agent for the ratable benefit of the Lenders, covering and creating a first lien on the Project, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.
“Multiemployer Plan” means an Employee Benefit Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Loan Party or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions and which otherwise is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service, and (c) any actual payment into impounds, escrows, or reserves required by Agent, except to the extent included within the definition of Operating Expenses.
“Net Operating Income” means the amount by which Operating Revenues exceed Operating Expenses.
“New York Business Day” shall mean any Business Day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency) in the city of New York, New York.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.4 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” has the meaning assigned in Section 12.18.
“Non-U.S. Lender” has the meaning assigned in Section 2.5(a)(i); provided, however, Mizuho, in its capacity as a Lender, is a U.S. Lender and does not qualify as a Non-U.S. Lender.
“Note” means the Consolidated, Amended and Restated Promissory Note dated as of the date hereof from Borrower payable to the order of the Lender, as originally executed by Borrower, and any substitute promissory note(s) executed by Borrower as a result of an Assignment pursuant to Section 14.1, all as the same may be issued, supplemented, amended, modified, consolidated, extended, refinanced, substituted, replaced, renewed and/or restated from time to time.
“Notice of Default” has the meaning assigned in Section 12.16(a).
“Obligations” means all loans, advances, debts, liabilities and obligations for monetary amounts (whether such amounts are liquidated or determinable) owing by Borrower to Agent and/or the Lenders, and all present or future covenants and duties of Borrower regarding such amounts, of any kind or nature, whether evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all interest, charges, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents.
“OECD” means the Organization for Economic Cooperation and Development or any successor organization.
“OFAC” has the meaning assigned in Section 13.2.
“Operating Expenses” means, for any period, all reasonable and necessary recurring expenses of operating the Project in the ordinary course of business and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to

Agent, maintenance costs, management fees and costs, accounting, legal, and other professional fees, fees relating to environmental and Net Cash Flow and Net Operating Income audits, and other expenses incurred by Agent and reimbursed by Borrower under this Agreement and the other Loan Documents, deposits to any capital replacement reserves required by the terms of this Agreement, wages, salaries, and personnel expenses, but excluding Debt Service, capital expenditures, any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Any management fee or other expense payable to Borrower or to an Affiliate of Borrower shall be included as an Operating Expense only with Agent’s prior approval. Operating Expenses shall not include federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Project.
“Operating Revenues” means, for any period, all revenues of Borrower from operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period, including receipts from leases and parking agreements, license and concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, proceeds of any loans (other than the Loan and any refinancing of the Loan) obtained by Borrower after the date hereof which are secured by the Project (less only reasonable and customary expenses incurred in procuring and closing such loan and actually paid in cash to individuals or entities other than Borrower or any Affiliate of Borrower and without implying any consent of Agent to the granting of any security for any such loans), withdrawals from cash reserves (except to the extent any operating expenses paid therewith are excluded from Operating Expenses), any sum received or receivable from any deposit held as security for performance of a tenant’s obligation, any other moneys paid or payable in respect of any display or advertising at the Project including any fixture or fitting at the Project for display or advertisement, any sum paid or payable, or the value of any consideration given, for the surrender or variation of any Lease, any sum paid or payable by any guarantor of any Lease, any interest paid or payable on, and any damages, compensation or settlement awards, and proceeds of any awards for temporary takings, but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition.
“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or the Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, filing, recordation or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.5(h)).
“Participant” has the meaning assigned in Section 14.2(a).
“Participant Register” has the meaning assigned in Section 14.2(b).
“Participation” has the meaning assigned in Section 14.2(a).
“Patriot Act” has the meaning assigned in Section 13.2.
“Payment Date” has the meaning assigned in Section 2.3(a).
“Pension Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and as to which any Loan Party or any member of the Controlled Group has any liability (including contingent liabilities).
“Permitted Transfer” means (i) leasing of space within the Project, so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; (ii) a Transfer by devise or descent or by operation of law upon the death of an individual having a legal or beneficial ownership or economic interest in Borrower; (iii) any conveyance, assignment, issuance of ownership interest, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to or other disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise) of any legal or beneficial interest in Guarantor; or (iv) any conveyance, assignment, issuance of ownership interest, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to or other disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise) of any legal or beneficial interest in each of Borrower, The Howard Hughes Corporation, Howard Hughes Holdings Inc. or The Howard Research and Development Corporation, so long as, at all times during the term of the Loan, Howard Hughes Holdings Inc. directly or indirectly maintains Control of such entity.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.
“Plan Assets” shall mean “plan assets” within the meaning of the Plan Assets Regulation.
“Plan Assets Regulation” shall mean the U.S. Department of Labor regulation set forth at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
“Plans and Specifications” shall mean all plans and specifications and other technical drawings, including shop drawings, for the Remediation Work, together with all revisions and modifications thereof and all drawings and notes related thereto.

“PML” has the meaning assigned in Section 3.1(a)(vi).
“Post-Default Plan” has the meaning assigned in Section 12.17(d).
“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Principal Balance” shall mean the aggregate outstanding principal balance of the Notes from time to time.
“Prohibited Person” means any Person: (a) listed in the Annex to, or that fails to comply with the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or that otherwise fails to comply with the provisions of, the Executive Order; (c) with whom Agent is prohibited from dealing; (d) that is otherwise engaging in any transaction in violation of any terrorism or money laundering Legal Requirements, including, without limitation, the Executive Order, the Patriot Act; (e) that commits, threatens or conspires to commit, or supports, “terrorism”, as such term is defined in the Executive Order or the Patriot Act; (f) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list; or (g) that is an Affiliate of a Person listed above.
“Project” means the fee parcel located at 250 Water Street, New York, New York and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property described in Exhibit A.
“Ratable Share” at any time means, with respect to any Lender, its share of the Loan based on the proportion of the Principal Balance advanced by such Lender to the total Principal Balance at such time.
“Rate Determination Date” means five (5) New York Business Days prior to the applicable Reset Date.
“Recipient” means Agent or any Lender, as applicable.
“Recourse Indemnity” means that certain Recourse Indemnity Agreement dated as of the date hereof, as originally executed by Guarantor to and in favor of Agent for the ratable benefit of the Lenders, as the same may be supplemented, amended, modified, consolidated, extended, substituted, replaced, renewed and/or restated from time to time.
“Remediation Work” has the meaning assigned in Section 8.19(a).
“Remediation Work Documents” has the meaning assigned in Section 8.19(a)(iii).
“Replacement Lender” has the meaning assigned in Section 12.18.

“Required Lenders” means Lenders holding Ratable Shares of the Loan which aggregate to at least sixty-six and two-thirds percent (66 2/3%) of the Principal Balance; provided that (a) at all times when there are two (2) or more Lenders, the Required Lenders will in no event mean less than two (2) Lenders, and (b) the Required Lenders will at all times include Mizuho while it is Agent.
“Requirements” has the meaning assigned in Section 8.13.
“Reset Date” means the first day of each Accrual Period.
“Risk-Based Capital Guidelines” has the meaning assigned in Section 2.5(f).
“S&P” means S&P Global Ratings, a division of The McGraw Hill Companies, Inc., and its successors in interest.
“Scheduled Maturity Date” means September 1, 2026.
“Secondary Market Transaction” has the meaning assigned in Section 8.15.
“Single Purpose Entity” has the meaning assigned in Section 8.14(a).
“Site Assessment” means an environmental engineering report for the Project prepared by an engineer engaged by Agent, at Borrower’s expense, and in a manner satisfactory to Agent, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with good customary and commercial practice.
“Special Member” has the meaning assigned in Section 8.14(a).
“State” means the State of New York.
“Tax Requirements” means, collectively, all foreign, domestic, federal, state, local and municipal laws, statutes, codes, ordinances, rules, rulings, orders, judgments, decrees, injunctions, arbitral decisions, regulations, authorizations, determinations, directives and any other requirements of all Taxing Authorities, including, without limitation, FATCA, whether now or hereafter in force (whether or not the same may be valid).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto.
“Taxing Authority” means the U.S. government or the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Transfer” has the meaning assigned in Section 8.1.
“Transferee” has the meaning assigned in Section 14.6.
“Unrelated Claims” has the meaning assigned in Section 11.3(d).
“U.S.” means The United States of America.
“U.S. Lender” has the meaning assigned in Section 2.5(a)(iii); provided that Mizuho, in its capacity as a Lender, qualifies as a U.S. Lender.
“Unfunded Defaulted Amount” has the meaning assigned in Section 12.18.
“Withholding Agent” means any Loan Party and Agent.
“Withholding Taxes” means any and all Taxes collected by withholding or deduction.
Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
LOAN TERMS
Section 2.1 The Loan. Each of the Lenders severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to Borrower in the aggregate principal amount of One Hundred Fifteen Million and 00/100 Dollars ($115,000,000.00) (the “Loan Amount”) all of which is being disbursed to or at the direction of Borrower on the date hereof, as provided for in this Agreement. No portion of the Loan shall be funded or held by any Lender with Plan Assets.
Section 2.2 Interest Rate; Late Charge; Default Rate.
(a)    The Principal Balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest at the Interest Rate and be payable as hereinafter provided. Interest on the Principal Balance shall be computed on the basis of actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as Agent shall not have received, within five (5) Business Days after the delivery of such amendment to the Lenders, written notices from Lenders aggregating to the

Required Lenders that such Lenders object to such amendment (which such notices shall note with specificity the particular provisions of the amendment to which such Lenders object).
(b)    In addition to the payments required under this Section 2.2, if Borrower fails to pay any installment of interest on the date on which the same is due, Borrower shall pay to Agent, for the account of the Lenders, a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to the greater of (i) interest at the Default Rate on such amount from the date when due until paid, or (ii) five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable Legal Requirements. These charges shall be paid to defray the expenses incurred by the Lenders in handling and processing such delinquent payment(s) and to compensate the Lenders for the loss of the use of such funds. These charges shall be secured by the Loan Documents. Notwithstanding anything herein to the contrary, Borrower shall be entitled to one (1) notice in writing from Agent each calendar year if any payments under this Section 2.2 are past due, and in such instance, Borrower shall not be required to pay a late charge unless such required payment remains unpaid after five (5) days of such notice from Agent.
(c)    In addition to the payments required under this Section 2.2, from and after the occurrence of an Event of Default, the Loan shall bear interest at the Default Rate. If Borrower fails to pay all or any part of the Loan when due on maturity or its earlier acceleration, then the Loan, to the extent unpaid, shall bear interest at the Default Rate both before and after acceleration and maturity, and both before and after entry of judgment. Any judgment (including a judgment under New York Real Property Actions and Proceedings Law Article 13 or 14) in favor of Agent and/or the Lenders on account of the Loan shall by its terms bear interest at the Default Rate until such judgment has been paid in full in cash, notwithstanding the provisions of New York Civil Practice Law and Rules 5004, which the parties expressly intend to override and supersede, so that any judgment shall bear interest at the Default Rate and not at the judgment rate. Agent’s and the Lenders’ right to recover interest at the Default Rate shall not be superseded by, or merged into, the issuance of a judgment. At all times after occurrence of an Event of Default, the parties expressly intend that interest on the Obligations (before and after being reduced to judgment) shall be imposed at the Default Rate both before and after acceleration and judgment, until the Obligations or judgment (as the case may be) has been satisfied and paid in full and in cash.
Section 2.3 Terms of Payment. Borrower hereby covenants to punctually (i) pay the Loan and the other Obligations, in immediately available funds, as provided herein, in the Note and in the other Loan Documents and (ii) perform the Obligations. Without limiting the foregoing, the Loan shall be payable as follows:
(a)    Interest. Borrower shall pay Agent, for the account of the Lenders, interest in accordance with the terms of the Note and this Agreement. Interest on the Principal Balance of the Loan shall accrue from and after the date hereof during each Accrual Period until the Obligations are indefeasibly paid in full. Borrower shall pay interest in arrears for each Accrual Period on the first (1st) Business Day of each month following such Accrual Period (each a “Payment Date”) until the Obligations are indefeasibly paid in full.

(b)    Intentionally omitted.
(c)    Maturity. On the Maturity Date, Borrower shall pay to Agent, for the account of the Lenders, all outstanding principal, accrued and unpaid interest, and any other Obligations.
(d)    Prepayment. Upon not less than fifteen (15) days’ prior notice to Agent, Borrower may prepay the Loan and any other amounts then due and payable under this Agreement and other Loan Documents, in whole or in part. Agent on behalf of the Lenders shall not be obligated to accept any prepayment unless it is accompanied by all accrued interest due under the Loan Documents and all other obligations of Borrower due under the Loan Documents.
(e)    Application of Payments. Subject to the terms and conditions of Section 10.4, all payments received by Agent under the Loan Documents shall be applied: first, to any previously billed fees and expenses due hereunder to Agent under the Loan Documents; second, to any fees and expenses due to the Lenders under the Loan Documents; third, to the payment of protective advances; fourth, to any Default Rate interest, late charges; fifth, to accrued and unpaid interest; and last, to the principal sum and other amounts due under the Loan Documents.
(f)    Set-Off. Subject to the terms and conditions of Section 2.5, all payments of the Obligations shall be made, without set-off, deduction, or counterclaim, in immediately available funds by wire transfer to Agent’s account set forth in the Note or to such other account(s) or location(s) as Agent may, from time to time, designate upon notice to Borrower.
Section 2.4 Security.
(a)    The Loan shall be evidenced, secured and supported by the following, all dated as of the date hereof (except as otherwise noted below) (collectively, together with any and all agreements, documents and/or instruments evidencing and/or securing the Loan, with any amendments, supplements, restatements, consolidations, extensions, modifications, renewals, substitutions and replacements thereto from time to time, the “Loan Documents”):
(i)    this Agreement;
(ii)    the Note;
(iii)    the Mortgage;
(iv)    the Assignment of Rents and Leases;
(v)    [Intentionally omitted];
(vi)    [Intentionally omitted];
(vii)    the Collateral Assignment;

(viii)    [Intentionally omitted];
(ix)    [Intentionally omitted];
(x)    the Recourse Indemnity;
(xi)    [Intentionally omitted];
(xii)    the Carry Guaranty;
(xiii)    the Indemnity Agreement;
(xiv)    [Intentionally omitted];
(xv)    [Intentionally omitted];
(xvi)    [Intentionally omitted];
(xvii)    the financing statements referred to in the Mortgage; and
(xviii)    such other assignments, pledges, documents and agreements as Agent may require.
(b)    [Intentionally omitted].
Section 2.5 Withholding Taxes; Changes In Legal Requirements; Market Disruption.
(a)    U.S. Lenders and Non-U.S. Lenders. Any Lender that is entitled to an exemption from or reduction of Withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing:
(i)    Non-U.S. Lender. Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, as amended (each, a “Non-U.S. Lender”), shall, to the extent it is legally entitled to do so, deliver to each of Borrower and Agent, on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable:
(A)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of U.S. Internal Revenue Service (the “IRS”) IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal

Withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal Withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed originals of IRS Form W-8ECI;
(C)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, deliver to Borrower and Agent (x) a certificate, substantially in the form of Exhibit D-1 (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W- 8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.
(ii)    Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal Withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made.
(iii)    U.S. Lender. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”), shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent) an original executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup Withholding Tax.

(iv)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal Withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by Tax Requirements and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable Tax Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(a)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)    Except as provided in the following sentence, each Lender further undertakes to deliver to Borrower and Agent renewals or additional copies of any form delivered pursuant to Sections 2.5(a)(i), (ii), (iii) or (iv), above, or any successor form, (x) on or before the date that such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form(s) so delivered by it, and (z) as may be reasonably requested by Borrower or Agent. All forms or amendments described in the preceding sentence shall be completed by such Lender and show that such Lender is entitled to receive payments under this Agreement without withholding of U.S. federal Withholding Taxes (or, in the case of IRS Form W-9, U.S. federal backup Withholding Taxes), unless an event (including any change in treaty or Tax Requirements) has occurred after the date hereof and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrower and Agent that it is not capable of receiving payments without any deduction of U.S. federal Withholding Taxes or U.S. federal backup Withholding Taxes.
(b)    Intentionally Deleted.
(c)    Withholding Taxes.
(i)    Any and all payments by a Loan Party under the Loan Documents shall be made without deduction or withholding for any Taxes, except as required by Tax Requirements. In the event that any Tax is required by Tax Requirements to be withheld or deducted from any payment hereunder or under the Note or any of the other Loan Documents by a Withholding Agent, Borrower or Agent, as the case may be, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Tax Requirements, and, if such Tax is an Indemnified Tax, the amount payable by such Loan Party hereunder or thereunder (as the case may be) shall be increased as necessary so that, after such deduction or withholding has been made (including such deduction or withholding applicable to additional sums payable under this Section 2.5(c)(i)), each Lender receives an amount equal to the sum it would have received hereunder or thereunder (as the case may be) if such Indemnified Tax had not been deducted or withheld.
(ii)    Loan Parties shall timely pay to the relevant Taxing Authority in accordance with applicable Tax Requirements, or, at the option of Agent, timely reimburse it for the payment of, any Other Taxes.
(iii)    Loan Parties shall, jointly and severally, indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5) payable or paid by Agent or such Lender or required to be withheld or deducted from a payment to Agent or such Lender and any actual out-of-pocket costs and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The indemnification obligations of Borrower under this Section 2.5(c)(iii) shall survive the payment of the Obligations and termination of this Agreement.
(iv)    Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any actual out-of-pocket costs and expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this Section 2.5(c)(iv).
(v)    Borrower consents to the disclosure by Agent and/or Lenders to the IRS of any information on Borrower and its transactions with Agent and/or Lenders that is required to be disclosed by any Legal Requirement or Tax Requirement, including, without limitation, the Code, as amended.
(vi)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes giving rise to such refund), net of all actual out-of-pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5(c)(vi) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that such indemnified party is required to repay such refund to such Taxing Authority. Notwithstanding anything to the contrary in this Section 2.5(c)(vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5(c)(vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.5(c)(vi) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(vii)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.5, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(viii)    Each party’s obligations under this Section 2.5 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(d)    Changes In Legal Requirements. If, after the date hereof, the adoption of any Legal Requirement, or any change therein, or any change in the interpretation or administration thereof by any U.S., New York State and/or foreign Governmental Authority, quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, including, without limitation, Dodd-Frank, (i) subjects such Lender to any additional charge with respect to the Note or to Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) imposes, modifies or makes applicable any additional reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, or (iii) imposes any other condition the result of which is to increase the cost or expense (other than Taxes) to any Lender or any applicable Lending Installation of making, funding or maintaining its eurocurrency loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its eurocurrency loans or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of eurocurrency loans made, or interest received, by it by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the costs to such Lender of making, funding or maintaining the Loan, to reduce any amount received or receivable by such Lender thereunder or to reduce the rate of return on such Lender’s capital in respect of the Loan, then, within thirty (30) days after demand by such Lender pursuant to this Section 2.5(d), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, however, that under no circumstance shall Borrower be obligated to gross up such Lender for Connection Income Taxes imposed on such Lender. No Lender shall discriminate against Borrower in making such demand, and such obligation shall be applied to Borrower on a non-discriminatory basis along with other similarly situated borrowers under mortgage loans similar to the Loan. Such Lender’s determination of the amount of such increased cost or reduction shall be conclusive, absent manifest error.
(e)    Intentionally Omitted.
(f)    Changes in Capital Adequacy Regulations. If a Lender reasonably determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation or other entity controlling such Lender is increased as a result of a change in Legal Requirements, including, without limitation, any Risk-Based Capital Guidelines, then, within thirty (30) days after demand by such Lender pursuant to this Section 2.5(f), Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its loans hereunder, or its obligation to make the Loan hereunder (after taking into account such Lender’s policies as to capital adequacy). Any such determination by Agent shall be made as to Borrower on a non-discriminatory basis along with other similarly situated borrowers under mortgage loans similar to the Loan. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with Dodd-Frank shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the U.S. or other financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Change” means (i) any change which takes effect after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof which takes effect after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. Any such change the application of which is phased in over time shall be deemed, as to the application(s) which take effect after the date hereof, a “Change.” “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the U.S. on the date of this Agreement, including, without limitation, transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the U.S., including, without limitation, transition rules, and any amendments, modifications and/or replacements of, and/or supplements to, such regulations adopted and which take effect prior to the date of this Agreement.
(g)    Alternate Lending Installation Office, Bank Statements; Survival of Indemnity. To the extent reasonably possible (as determined in the sole discretion of the affected Lender), each Lender shall designate another Lending Installation of such Lender with respect to its percentage of the Loan and shall take other measures in its sole but good faith discretion to reduce any liability of Borrower to such Lender under this Section 2.5, so long as such designation or other measure is not disadvantageous in any material respect to such Lender in such Lender’s sole but good faith discretion. Each Lender shall promptly deliver a statement to Agent and to Borrower as to the amount due, if any, under this Section 2.5. Such statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the statement shall be payable within thirty (30) days after receipt by Borrower of the statement. The obligations of Borrower under this Section 2.5 shall survive payment of the Obligations and termination of this Agreement.
(h)    Mitigation.
(i)    If any Lender requests compensation under Section 2.5(c), or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.5(d), then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Commitment or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.5(c) or 2.5(d), as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all actual out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(ii)    If any Bank requests compensation under Section 2.5(c), or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.5(d) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.5(h)(i), then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Article 15), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.5(c) or Section 2.5(d)) and obligations under this Agreement and the related Loan Documents to a Person that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A)    Borrower shall have paid to Agent the assignment fee (if any) specified in Section 15.1;
(B)    such Lender shall have received payment of an amount equal to the outstanding principal of its Commitment, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.5(d) or payments required to be made pursuant to Section 2.5(c), such assignment will result in a reduction in such compensation or payments thereafter;
(D)    such assignment does not conflict with applicable Legal Requirements; and
(E)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Section 2.6    Intentionally omitted.
Section 2.7    Intentionally omitted.
Section 2.8    Intentionally omitted.
Section 2.9    Intentionally omitted.
Section 2.10    Intentionally omitted.
Section 2.11    Intentionally omitted.
ARTICLE 3
INSURANCE, CONDEMNATION AND IMPOUNDS
Section 3.1    Insurance. Borrower shall maintain insurance for the benefit of the Lenders as follows:

(a)    Property Insurance; Business Interruption.
(i)    If applicable, insurance against loss customarily included under so called “Special Form” property insurance, policies including flood, collapse, theft and earthquake, boiler and machinery, acts of terrorism, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height and type of construction. Such insurance policy shall also insure the additional expense of demolition and increased cost of construction due to the enforcement of Legal Requirements regulating reconstruction at the time of rebuilding following a loss. The amount of such property insurance shall be not less than one hundred percent (100%) of the full replacement cost value of Borrower’s improvements, fixtures, personal property, and equipment, provided however, that notwithstanding the foregoing, any demolition and increased cost of construction coverage may contain a sublimit of not less than twenty-five percent (25%) of the replacement cost combined and earthquake insurance shall contain a sublimit of not less than $50,000,000. Each such insurance policy shall contain an agreed amount (or a coinsurance waiver) and shall cover all tenant improvements and betterments which Borrower is required to insure in accordance with any lease.
(ii)    If any portion of the improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the federal flood insurance plan with respect to the Project. Agent reserves the right to require, to its reasonable satisfaction, flood insurance in excess of that available under the federal flood insurance plan with a maximum limit commonly purchased for other property and buildings similar to the improvements in nature, use, location, height and type of construction. Should the available aggregate limits of flood insurance be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall promptly purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of flood insurance. Amounts of flood insurance required by this paragraph (a)(ii) shall be solely for the protection of the improvements. If the amounts of flood insurance required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of flood insurance. If the flood insurance and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of flood insurance to be provided herein. If the improvements are not completed, flood insurance may be provided under a Builder’s Risk insurance policy.
(iii)    If applicable, comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage on a replacement cost basis. Coverage for these perils may be included with the above referenced property insurance placement.

(iv)    If applicable, loss of rental income insurance, on an actual loss sustained basis, as an endorsement to the property coverage required above, in an amount not less than 12 months’ Estimated Loss of Rental Income, and, additionally, providing a 360-day maximum period of indemnity providing proceeds based on 100% of the Estimated Loss of Rental Income for a period of at least 12 months following the date of casualty. The term “Estimated Loss of Rental Income” means the total then ascertainable Rents payable under any Leases. Agent on behalf of the Lenders shall be named as loss payee as respects this coverage.
(v)    During any period of repair or restoration, unless covered by the insurance required in (a)(i) above, Borrower shall obtain and maintain, or cause Construction Manager to obtain and maintain “Builder’s Risk” insurance in an amount equal to 100% of the full insurable completed value of the Project against such risks (including so called “all risk” perils coverage and collapse of the Improvements) to agreed limits as Agent may request, in form and substance acceptable to Agent.
(vi)    If applicable, the amount of earthquake insurance shall be based on a “Probable Maximum Loss” Study (“PML”) for the Project, which must be conducted by a seismic engineering company satisfactory to Agent. The results of the PML study, on an individual location basis and for all locations insured in the same earthquake insurance policies, shall be used to determine the amount of earthquake coverage to be provided by Borrower. The amount of insurance shall be determined by adding the total expected damage to all improvements subject to a single earthquake event in a given region together with the expected loss of rental income for each property, singly and collectively, for a given regional event. Earthquake insurance shall provide a limit inclusive of rent loss for “Very High”, “High”, and “Moderate” Hazard Earthquake Risk ratings at twice the annual rental amount. Other lower risk-rated buildings, as determined by Agent, shall provide one times the annual rental loss. The total amount of earthquake insurance in limits shall be the sum of expected property damage, reconstruction cost and rental income loss calculation. Should the available aggregate limits of earthquake insurance be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of earthquake insurance. Amounts of earthquake insurance required by this paragraph (a)(vi) shall be solely for the protection of the improvements. If the amounts of earthquake insurance required by any ground lease, condominium declaration, reciprocal easement agreement, covenants, conditions and restrictions, or the like are greater than the amounts required herein, then Borrower shall maintain such higher amounts of earthquake insurance. If the earthquake insurance and associated aggregate limits are shared among other locations, then the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of earthquake insurance to be provided herein.
(vii)    Intentionally Omitted.

(viii)    With respect to commercial property, loss of rents, general liability and excess liability/umbrella insurance required under this Section 3.1, such policies shall not exclude losses resulting from perils and acts of terrorism so long as terrorism coverage is commercially available. The policies or endorsements providing for such insurance shall be in form and substance reasonably satisfactory to Agent. If any such insurance policy excludes coverage for perils and acts of terrorism, then Borrower shall obtain a separate terrorism insurance policy in the coverage amount required by this section in form and substance reasonably acceptable to Agent. If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is not renewed, extended or replaced any time during the term of the Loan, Borrower shall obtain terrorism coverage on a stand-alone basis if such is available for a cost not to exceed the premium generated by a rate of $0.20 per $100 of the total insured value of the Improvements (total insured value to be defined as the 100% replacement cost plus 12 months of gross rental income).
(b)    Liability/Casualty Insurance.
(i)    Commercial general liability insurance with minimum combined single limits of $1,000,000 per occurrence, and $2,000,000 in the aggregate, per location, and excess liability/umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, providing in combination no less than $35,000,000 per occurrence ($50,000,000 during construction) and in the annual aggregate, per location. If aggregate limits are shared among more than one location, a $45,000,000 limit shall be obtained. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, “Contractual Liability” (covering all insured contracts (as defined in the policy) and, to the maximum extent permitted by law, the mortgagor’s obligation to indemnify the mortgagee as required under this Agreement), “Products and Completed Operations Liability” coverage, “Auto Liability” coverage for all owned, hired and non-owned vehicles, if any, excluding losses resulting from the gross negligence of mortgagee, its agents and/or employees.
(ii)    Workers’ compensation and disability insurance as required by law.
(iii)    Environmental Site Liability Policy providing coverage for cleanup, bodily injury, business income, diminution of value and property damage coverage for new pollution conditions that develop during the policy period, and unknown pre-existing pollution conditions for First and Third Parties, providing coverage in an amount equal to the lesser of $25,000,000 each pollution condition, $25,000,000 policy term aggregate, or the limits available in the commercial marketplace at the time of placement and with a maximum deductible or self-insured retention of $250,000. The policy shall be fully assignable to Agent in the event of foreclosure and Agent will be added as an additional named insured on the date hereof.
(c)    Form and Quality. All insurance policies shall be endorsed in form and substance reasonably acceptable to Agent to name Agent on behalf of the Lenders as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Agent on behalf of the Lenders, without contribution, under a mortgagee clause. With respect to all insurance under Section 3.1(a), no Person other than Agent shall be named as loss payee for the Project. All premiums for such insurance policies and endorsements shall be paid for within thirty (30) days after receipt of the premium invoice (and evidence of such payment shall be delivered to Agent). All such policies and endorsements shall contain such provisions and expiration dates and be in such form and issued by such insurance companies licensed or authorized to do business in the State, with a rating of “A:IX” or better as established by Best’s Rating Guide (or an equivalent rating approved in writing by Agent), provided, however, notwithstanding the foregoing, solely with respect to any insurance required hereby to be obtained during construction, the rating of such contractor’s insurance shall be “A:VII” or better. If any insurance company issuing such insurance shall no longer have such required rating, Borrower shall, within fifteen (15) Business Days after notice from Agent, cause a replacement insurance policy(ies) to be issued by an insurance company licensed to do business in the State which has such required rating (upon issuance of such replacement insurance policy(ies), Agent will simultaneously release the insurance policy(ies) being replaced). If any insurance company issuing such insurance shall enter into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or required to run off its insurance coverages, Borrower shall, within ten (10) Business Days, deliver to Agent a replacement insurance policy(ies) to be issued by an insurance company licensed to do business in the State which has such required rating. Each policy shall provide that such policy may not be cancelled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Agent and that no act or thing done by Borrower shall invalidate any policy as against Agent. Borrower shall, promptly when available, deliver copies of all original policies certified to Agent by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder; provided, however, neither Agent nor any Lender shall be deemed by reason of the custody of such insurance policies to have knowledge of the contents thereof. The proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds, and Agent shall be entitled to apply such proceeds as herein provided. Borrower may effect such coverage under its blanket insurance policies, provided that (i) any such blanket policy documentation shall specify (x) the portion of the total coverage of such policy that is allocated to the Project, if applicable, and (y) any sublimits in such blanket policy applicable to the Project, which amounts shall not be less than the amount required pursuant to this Section 3.1; (ii) any policy of blanket insurance hereunder shall comply in all respects with the other provisions of this Section 3.1(c); and (iii) the protection afforded Borrower under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Project. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 3.1 unless Agent is included thereon as a named insured with loss payable to Agent under a standard mortgage endorsement of the character and to the extent above described. Borrower shall promptly notify Agent whenever any such separate insurance is taken out and shall promptly deliver to Agent the policy or policies of such insurance. Each insurance policy shall contain a provision whereby the insurer: (1) waives any right to claim any premiums and commissions against Agent, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (2)

provides that Agent is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Agent, such insurance policy shall not be invalidated by and shall insure Agent regardless of (X) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (Y) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (Z) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of this Agreement or any of the other Loan Documents.
(d)    Adjustments. Borrower shall give immediate written notice of any loss at the Project to the insurance carrier and to Agent. With respect to any loss exceeding $200,000, Borrower hereby irrevocably authorizes and empowers Agent, as attorney-in-fact for Borrower coupled with an interest, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Agent’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(d), however, shall require Agent to incur any expense or take any action hereunder.
(e)    Lender’s Right to Procure Insurance. Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation), upon notice to Borrower, to take such action as Agent deems necessary to protect its interests in the Project, including, without limitation, the obtaining of such insurance coverage as Agent deems appropriate, and all premiums paid and expenses incurred by Agent in connection with such action shall be paid by Borrower and shall be secured by the Mortgage.
(f)    Delivery of Policies. Borrower shall promptly when available deliver to Agent certified copies (or other reasonable evidence) of the insurance policies required to be maintained pursuant to this Section 3.1, provided, however, neither Agent nor any Lender shall be deemed by reason of the custody of such insurance policies or copies thereof to have knowledge of the contents thereof. Borrower also shall deliver to Agent, within ten (10) days of Agent’s request, a certificate of each insurance carrier evidencing the coverages set forth herein together with evidence that all insurance premiums due thereon have been paid and that such coverages are in full force and effect. Not later than thirty (30) days prior to the expiration date of each of the insurance policies, Borrower shall deliver to Agent binders of all such renewal insurance policies. Such proof of renewal insurance shall include evidence satisfactory to Agent that all insurance premiums therefor have been paid and that the insurance coverages are in full force and effect. Any certificate of insurance delivered to Agent in compliance with the requirements of this Agreement shall include a letter from the relevant insurance company confirming that the entity issuing such certificate of insurance is authorized to do so, and in delivering such certificate they are acting as an agent of the insurance company providing the coverage. If such letter is not provided, then Agent will only accept insurance company issued binders confirming that the required insurance is in full force and effect.

Section 3.2    Use and Application of Insurance Proceeds. All insurance proceeds shall be paid to Agent, and Agent shall apply insurance proceeds to costs of restoring the Project or payment of the Loan as follows:
(a)    if the loss is less than or equal to $200,000, Agent shall apply the insurance proceeds to restoration provided (i) no Event of Default or Potential Default exists, (ii) Borrower promptly commences and is diligently pursuing restoration of the Project and (iii) the loss is not, directly or indirectly, the result of terrorist activities;
(b)    if the loss exceeds $200,000 but is not more than 10% of the replacement value of the improvements, Agent shall apply the insurance proceeds to restoration provided that at all times during such restoration (i) no Event of Default or Potential Default exists; (ii) Agent reasonably determines that there are sufficient funds available to restore and repair the Project to a condition approved by Agent; (iii) intentionally omitted; (iv) Agent determines that after restoration the Loan-to-Value Ratio will be no more than 60%; (v) Agent determines that restoration and repair of the Project to a condition approved by Agent will be completed prior to the Maturity Date; (vi) Borrower promptly commences and is diligently pursuing restoration of the Project and (vii) intentionally omitted;
(c)    if the conditions set forth above are not satisfied or the loss exceeds the maximum amount specified in Section 3.2(b) above, in Agent’s sole discretion, Agent may apply any insurance proceeds it may receive to the payment of the Loan or allow all or a portion of such proceeds to be used for the restoration of the Project;
(d)    insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices, terms and conditions for construction loan advances;
(e)    the net proceeds of rent loss and/or business interruption insurance shall be paid to Agent, with any excess available after payment of principal, interest and any other amounts due under the Loan being delivered to Borrower; and
(f)    any excess insurance proceeds remaining after restoration of the Project may be applied to the reduction of the Principal Balance of the Loan, in Agent’s sole discretion.
Section 3.3    Condemnation Awards. Borrower shall immediately notify Agent of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Agent may participate in any such proceeding and Borrower will deliver to Agent all instruments necessary or required by Agent to permit such participation. Without Agent’s prior consent, not to be unreasonably withheld, Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Agent. Borrower authorizes Agent to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Agent’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; provided, however, if the award is less than or equal to $200,000.00 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Agent will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. In the event that Agent permits such compensation or award to be applied towards restoration of the Project, any excess insurance proceeds remaining after restoration of the Project may be applied to the reduction of the Principal Balance of the Loan, in Agent’s sole discretion. Borrower, upon request by Agent, shall execute all instruments requested to confirm the assignment of the awards and compensation to Agent, free and clear of all Liens, charges or encumbrances.
ARTICLE 4
ENVIRONMENTAL MATTERS
Section 4.1    Representations and Warranties on Environmental Matters. To Borrower’s knowledge, except as set forth in the Site Assessment or as disclosed in the Indemnity Agreement, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about the Project or any property adjacent to the Project, except as necessary to remove from the Project Hazardous Materials that exist at the property as of the date hereof, or otherwise as necessary to implement the BCA, and Hazardous Material in quantities and use customarily associated with the cleaning, construction, repair or operation of a building of a type and use and size similar to the Project and used in compliance with all applicable Environmental Laws (“Permitted Substances”); (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project does not, and did not previously, violate any Environmental Laws, and (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties (except as set forth in the BCA) or any Liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws. Notwithstanding anything herein to the contrary, Agent acknowledges receipt of the Site Assessment concerning the environmental condition of the Project and authorizes Borrower to remediate the condition therein described in accordance with the New York State Brownfield Cleanup Program.
Section 4.2    Covenants on Environmental Matters.
(a)    Borrower shall (i) comply strictly and in all respects with applicable Environmental Laws; (ii) notify Agent immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (iii) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by Agent; (iv) promptly forward to Agent copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar Legal Requirements, as they may affect the Project, Borrower, Agent or any Lender; and (v) cooperate with any environmental consultant or engineer performing or updating a Site Assessment (Agent’s or Borrower’s), including responding to any interview request and the questions propounded thereat.
(b)    Borrower shall (i) not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing, any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for Permitted Substances), (ii) not install, shall prohibit any other Person within the control of Borrower from installing, and shall use prudent, commercially reasonable efforts to prohibit any other Persons (including tenants) from installing, any underground storage tanks at the Project, and (iii) not conduct, shall prohibit any other Person within the control of Borrower from conducting, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from conducting, any activity that requires a permit or other authorization under Environmental Laws.
(c)    Borrower shall provide to Agent, at Borrower’s expense promptly upon the written request of Agent from time to time, a Site Assessment or, if required by Agent, an update to any existing Site Assessment, to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of such Hazardous Materials found on, under, at or within the Project.
(d)    All activities conducted in accordance with the BCA shall be deemed to comply with the covenants set forth in this Section 4.2.
Section 4.3    Allocation of Risks and Indemnity. As between Borrower, on one hand, and Agent and the Lenders, on the other hand, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Agent or by Legal Requirements. Borrower shall indemnify, defend and hold harmless Agent and the Lenders from and against all loss, liabilities, damages, claims, costs and expenses (including reasonable costs of defense) arising out of or associated, in any way, with the non-compliance with Environmental Laws, or the release or the existence of Hazardous Materials in, on, or about the Project, or a breach of any representation, warranty or covenant contained in this Article 4, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent, or comparative negligence of Agent; however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost or expense results solely from Agent’s or the Lenders’ gross negligence or willful misconduct. Borrower’s obligations under this Article 4 shall arise upon the discovery of the presence of any Hazardous Material, whether or not any

Governmental Authority has taken or threatened any action in connection with the presence of any Hazardous Material, and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment and shall continue notwithstanding the repayment of the Loan or any Transfer of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise).
Section 4.4    No Waiver. Notwithstanding any provision in this Article 4.4 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Agent and the Lenders do not waive and expressly reserve all rights and benefits now or hereafter accruing to Agent and/or the Lenders under the “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Agent or the Lenders pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under the “security interest exception.”
Section 4.5    Obligations Unsecured. Borrower acknowledges and agrees that, notwithstanding anything to the contrary contained in any of the Loan Documents, the representations, warranties and covenants of Borrower contained in this Article 4 are independent obligations which are not secured by the Mortgage or any other Loan Document. Borrower further acknowledges that it is the intent of Agent and the Lenders to create separate obligations of Borrower under this Article 4 which can be enforced against Borrower without regard to the existence of the Mortgage or the other Loan Documents or the Liens or security interests contained therein.
ARTICLE 5
LEASING MATTERS
Section 5.1    Representations and Warranties on Leases. Borrower represents and warrants to Agent and the Lenders that there are no Leases or oral agreements currently in place on any portion of the Project.
Section 5.2    Standard Lease Form; Approval Rights; Security Deposits.
(a)    All Leases shall in all respects be reasonably approved by Agent and, with respect to any Lease entered into from and after the date hereof, shall be on a standard lease form approved by Agent with no material modifications (except as approved by Agent) and shall be at market terms and conditions. Such Lease form and all future Leases at the Project shall provide that (i) the Lease is subordinate to the Mortgage, (ii) the tenant shall attorn to Agent on behalf of the Lenders, and (iii) that any cancellation, surrender, or amendment of such Lease without the prior written consent of Agent shall be voidable by Agent.
(b)    All modifications, amendments and/or waivers of Leases shall be approved by Agent.
(c)    Borrower shall hold, in trust, all tenant security deposits (if any) in a segregated account, and, to the extent required by applicable Legal Requirements, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Agent’s request, Borrower shall furnish to Agent a statement of all tenant security deposits, and copies of all Leases not previously delivered to Agent, certified by Borrower as being true and correct.
Section 5.3    Covenants. Borrower shall (1) perform the obligations which Borrower is required to perform under the Leases; (2) enforce the obligations to be performed by the tenants; (3) promptly furnish to Agent any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (4) not collect any rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits; (5) not enter into any ground lease, sandwich lease or master lease of any portion of the Project; (6) not further assign or encumber any Lease; (7) not cancel or accept surrender or termination of any Lease; (8) not modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of such Lease); and (9) deliver to Agent, promptly after entering into the same, true, correct and complete copies of all Leases; and any action in violation of clauses (5), (6), (7) and (8) of this Section 5.3 shall be void at the election of Agent.
Section 5.4    Tenant Estoppels. At Agent’s request, Borrower shall obtain and furnish to Agent written estoppels in form and substance satisfactory to Agent, executed by tenants under Leases in the Project and confirming the term, rent and other provisions and matters relating to the Leases.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Agent and the Lenders that:
Section 6.1    Organization and Power. Borrower represents and warrants that: (1) each Loan Party is duly organized, validly existing and in good standing under the Legal Requirements of the state of its formation or existence set forth on Schedule 6.1(a), (2) each Loan Party is qualified to do business and in good standing under the Legal Requirements of every state in which it does business or is otherwise required to qualify under that state’s Legal Requirements, (3) each Loan Party is in compliance with Legal Requirements applicable to doing business in the State, and (4) each Loan Party has the power and authority to own its property, borrow or guarantee, as the case may be, the Loan and enter into and perform its obligations under the Loan Documents. Borrower is not a “foreign person” within the meaning of § 1445 (f) (3) of the Internal Revenue Code, as amended. The organizational chart of Borrower attached hereto as Schedule 6.1(b) is true, correct and complete.
Section 6.2    Validity of Loan Documents. The execution, delivery and performance of the Loan Documents by Borrower and each Borrower Party that is a party to the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained; and (2) will not violate any Legal Requirement or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of Borrower and each Borrower Party that is a party to the Loan Documents, enforceable in accordance with their respective terms, subject to applicable Creditors’ Rights Laws generally affecting the enforcement of creditors’ rights.
Section 6.3    Liabilities; Litigation.
(a)    There are no liabilities (fixed or contingent) affecting the Project or Borrower, other than as disclosed in writing to Agent. There are no liabilities (fixed or contingent) affecting the Guarantor that would have a material adverse effect on the Guarantor or the Project. Except as disclosed in such financial statements or on Schedule 6.3 attached hereto and made a part hereof, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any Creditors’ Rights Law) pending or, to the knowledge of Borrower after due inquiry, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a Material Adverse Effect.
(b)    Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under any Creditors’ Rights Law or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.
Section 6.4    Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s knowledge, proposed, special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.
Section 6.5    Other Agreements; Defaults.
(a)    Neither the execution, delivery or performance by each Borrower Party of the Loan Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the respective Loan Documents), nor compliance by each such Borrower Party with the terms and conditions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any provision of any Legal Requirement applicable to such Borrower Party, (ii) will conflict with or result in any breach of or constitute a tortious interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the respective Loan Document) upon any of the property or assets of such Borrower Party pursuant to the terms of any contractual obligation to which such Borrower Party is a party or by which it or any of its property or assets is bound or to which it or any of its property or assets may be subject, (iii) will violate any provision of any organizational document of such Borrower Party or (iv) requires any approval or consent of partners, members or any other Person which has not been obtained.
(b)    Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit or restriction which might adversely affect the Project or the business, properties, assets, operations or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in

violation of any agreement which violation would have an adverse effect on the Project, Borrower or any Borrower Party, or Borrower’s or any Borrower Party’s business, properties, assets, operations or condition (financial or otherwise). Neither Borrower nor any Borrower Party has (i) entered into any agreement under which, the default by Borrower or such Borrower Party, as the case may be, may result in a Potential Default or an Event of Default under this Agreement or any of the other Loan Documents, or (ii) granted a Lien on any of the collateral for the Loan to secure any obligation of Borrower or any Borrower Party under any agreement with any Person other than Agent and/or the Lenders. Borrower is not a party to, or bound by, any so-called integrated cash management arrangement with any of its Affiliates or sponsors. Borrower and each applicable Borrower Party has obtained all non-governmental third-party approvals and consents to own, lease, finance and/or operate the Project and to carry on Borrower’s business.
Section 6.6    Compliance with Legal Requirements.
(a)    Borrower and each Borrower Party has all requisite approvals, consents, licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease, finance and/or operate the Project and to carry on its business, and the Project is in compliance with all Legal Requirements and is free of structural defects, and all building systems contained therein are in good working order, subject to ordinary wear and tear. The Project does not constitute, in whole or in part, a legally non-conforming use under Legal Requirements;
(b)    No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways providing access to the Project; and
(c)    The Project has adequate rights of legal and physical access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
Section 6.7    Location of Borrower. Borrower’s principal place of business and chief executive offices are, and the office where Borrower maintains all records relating to the Project and the other collateral under the Loan Documents is, located at the address stated in Section 11.1.
Section 6.8    ERISA.
(a)    Except in each case where such tax, penalty or compliance failure would not reasonably be expected to have a Material Adverse Effect: (i) no Loan Party nor, to Borrower’s knowledge, any other Person to whom any Loan Party may have an obligation to indemnify to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, has engaged in any non-exempt prohibited transaction (as defined in Section 4975 of the

Code or Section 406 of ERISA); (ii) each Employee Benefit Plan (other than a Multiemployer Plan) has been administered in accordance with its terms and in compliance with all applicable Legal Requirements, including any reporting requirements, in all material respects; and (iii) each Employee Benefit Plan (other than a Multiemployer Plan) that is intended to qualify under Section 401(a) or 401(k) of the Code is the subject of a favorable determination or opinion letter from the IRS as to its tax-qualified status and to Borrower’s knowledge, no event has occurred that would reasonably be expected to result in the disqualification of such Employee Benefit Plan.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Loan Party nor member of the Controlled Group maintains, contributes to or has any liability with respect to a Pension Plan or any Multiemployer Plan that is subject to Title IV of ERISA; (ii) no accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA has occurred with respect to any Pension Plan; and (iii) no Loan Party has any unfunded liability for uninsured retiree medical or death benefits (contingent or otherwise) other than as required by Section 4980B of the Code. There is no Lien imposed under ERISA outstanding or security interest given by any Loan Party in connection with any Pension Plan. No part of the funds to be used by a Loan Party in satisfaction of their respective obligations under this Agreement and the other Loan Documents, constitute Plan Assets.
Section 6.9    Margin Stock. No part of the proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
Section 6.10    Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and other material tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and other material taxes, charges and assessments.
Section 6.11    Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will be immediately following the making of the Loan, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).
Section 6.12    Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to

Borrower which has not been disclosed to Agent which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Project or the business, assets, properties, operations or condition (financial or otherwise) of Borrower or any Borrower Party.
Section 6.13    Single Purpose Entity. Borrower is and has at all times since its respective formation been a Single Purpose Entity.
Section 6.14    Property Specific Representations.
(a)    Borrower has good, marketable, insurable and indefeasible fee simple title to the Project, subject to no Liens or other encumbrances except those contained in the ALTA Loan Policy issued to Agent in connection with the Loan and all of the encumbrances set forth therein are in full force and effect and there are no defaults thereunder.
(b)    The Project complies with all applicable zoning ordinances and zoning approvals, including a special permit, zoning text amendments, zoning authorizations, and zoning certifications, for which final approvals were obtained from the City of New York on December 15, 2021. The Project will incorporate 312,370 square feet of floor area allowed “as of right” pursuant to the applicable zoning ordinances, together with 207,414 square feet of floor area transferred to the site in accordance with the zoning special permit and related agreements with the City of New York and 27,216 square feet of zoning floor area transferred to the site in accordance with a zoning certification, for a total zoning floor area for the Development Project of 547,000 square feet. There are no additional development rights required in order to construct the Development Project in accordance with Legal Requirements, provided that nothing in this Section 6.14(b) shall require Borrower to obtain any building or other permits required for the construction of the Development Project.
(c)    The Project has adequate parking (if any) to comply with all applicable Legal Requirements.
Section 6.15    Taxpayer I.D. Number. Borrower’s U.S. taxpayer identification number is 83-0781345.
Section 6.16    Organization I.D. Number. Borrower’s organization identification number is 6917141.
Section 6.17    Intentionally Omitted.
Section 6.18    Legal Name. Borrower’s exact legal name, as that name appears on its Certificate of Formation, is as set forth on the first page hereof.
Section 6.19    Use of Proceeds. Borrower is borrowing the Loan for its own use and not as an agent for any third party and for only lawful purposes.
Section 6.20    Survey. The representations set forth in that certain Survey Affidavit and Indemnity executed by Borrower for the benefit of Stewart Title Insurance Company on or about the date hereof are true and correct.

Section 6.21    Intentionally Omitted.
Section 6.22    Financial Statements. All financial statements or certifications (as applicable) furnished to Agent or the Lenders by or on behalf of Borrower, any Affiliate of Borrower and Guarantor are true, correct and complete in all material respects as of the respective dates thereof and all other information previously furnished by or on behalf of Borrower, any Affiliate of Borrower and Guarantor to Agent or the Lenders in connection with the Loan are true, complete and correct in all material respects and do not fail to state any material fact necessary to make the statements made not misleading.
Section 6.23 Financial Condition. No Material Adverse Change has occurred since the date of the most recent financial statement and/or certification provided by each Loan Party to Agent. The Loan Parties are (and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents will be) solvent.
ARTICLE 7
FINANCIAL REPORTING
Section 7.1    Financial Statements.
(a)    Quarterly Reports. Within forty-five (45) days of the end of Borrower’s fiscal quarter, Borrower shall furnish to Agent a current (as of the end of such three (3)-month period) financial statement for the quarterly period just ended. Within forty five (45) days of the end of Guarantor’s fiscal quarter, Borrower shall cause Guarantor to furnish to Agent a current (as of the end of such three (3)-month period) financial statement for the quarterly period just ended. Notwithstanding the foregoing financial reporting requirements, if Guarantor is a publicly listed company, Agent shall obtain Guarantor’s financial statements from its SEC filings.
(b)    Annual Reports. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall furnish to Agent a current (as of the end of such calendar year) balance sheet and a detailed operating statement stating Operating Revenues, Operating Expenses and Net Operating Income for Borrower. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall cause Guarantor to furnish to Agent a current (as of the end of such calendar year) balance sheet and a detailed operating statement stating Operating Revenues, Operating Expenses and Net Operating Income for Guarantor. Each such annual financial statement provided by the Guarantor shall be audited and certified, without qualification, by an independent public accountant reasonably satisfactory to Agent.
(c)    Appraisals. Quarterly, Borrower will provide an updated as-is valuation of the Project. For the avoidance of doubt, Guarantor will calculate an updated as-is value of the Project by selecting a third-party appraiser (who shall be proposed by Agent and subject to Guarantor’s approval, which may not be unreasonably withheld) to provide an updated as-is valuation of the Project. Borrow will pay for all quarterly appraisals.
(d)    Certification; Supporting Documentation. Each such report and financial statement shall be in scope and detail reasonably satisfactory to Agent and shall be accompanied by a certificate of a duly authorized representative of Borrower, stating that such information is true, correct and complete and that, to the best of his or her knowledge, no Potential Default or Event of Default has occurred, or if a Potential Default or Event of Default has occurred, specifying the nature thereof and the action proposed to be taken with respect thereto.
Section 7.2    Accounting Principles. All financial statements shall be prepared in accordance with GAAP. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.
Section 7.3    Other Information. Borrower shall deliver, or cause to be delivered, to Agent such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project and the Development Project within thirty (30) days after Agent’s request therefor. Borrower shall also furnish Agent with copies of all documents distributed or sent by it or Guarantor to its or Guarantor’s shareholders, members, partners, investors, owners or creditors generally or any class of them at the same time as they are distributed or sent.
Section 7.4    Intentionally deleted.
Section 7.5    Audits and Records.
(a)    Agent shall have the right to choose and appoint a certified public accountant to perform financial audits as it deems necessary, at Borrower’s expense. Borrower shall permit Agent and any Lender(s) to examine such records, books and papers of Borrower which reflect upon its financial condition and the income and expense relative to the Project and the Development Project;
(b)    At any time during regular business hours upon prior notice, Borrower shall permit Agent, Lender(s) and/or any of their respective agents or representatives (including any auditor chosen by Agent) to have access to, and to examine, all of Borrower’s and Guarantor’s books and records, including, without limitation, those relating to the ownership, development, management, leasing and/or operation of the Project;
(c)    Borrower shall permit Agent and any Lender(s) to copy and make abstracts from any and all of Borrower’s and Guarantor’s books and records relating to the Project; and
(d)    Borrower shall annually, upon thirty (30) days’ prior written notice (unless during an Event of Default, whereby such thirty (30) days’ prior written notice shall not be required), cause Guarantor to allow representatives of Agent and any Lender(s) to inspect its financial records at Guarantor’s office (but in no event shall such representatives be entitled to inspect tax related documents), and to supply Agent and/or any such Lender(s) with such factual information as it and/or they may request in order to develop a schedule of Guarantor’s assets, liabilities, liquid net worth, cash flow, and contingent liabilities. Guarantor shall supply such certifications with respect thereto as may be reasonably requested by Agent and/or any such Lender(s).

Section 7.6    Annual Ownership Report. Within one hundred twenty (120) days after the end of each calendar year, Borrower shall deliver to Agent a certification that the then-current organizational chart of Borrower, which shall be attached to such certification, is true, correct and complete.
Section 7.7    Electronic Submissions. Subject to Section 11.1 as to any approval, consent, demand, notice or, request, any budgets, reports, statements, rent rolls (which shall contain at least the following information: rent roll date, tenant name, suite or unit identification, type of space, rentable square foot area, base rent per rentable square foot, annual base rent, expense reimbursements, lease commencement date, rent commencement date and lease expiration date), leasing reports, sales reports and/or other information required to be submitted by Borrower or its agents, contractors or employees to Agent under this Agreement shall be delivered electronically via email in PDF format (and, with respect to rent rolls, in Excel format) to Agent at the email address from time to time to be designated by the relevant loan officer of Agent.
ARTICLE 8
COVENANTS
Borrower covenants and agrees with Agent and the Lenders as follows:
Section 8.1    Due on Sale and Encumbrance; Transfers of Interests.
(a)    Without the prior approval of Agent, which may be withheld in its sole and absolute discretion, the Loan shall become due and payable upon the occurrence of any Transfer (other than a Permitted Transfer).
(b)    Without limiting the foregoing, except with respect to Permitted Transfers (for which the consent of Agent shall not be required):
(i)    neither Borrower nor any other Person having a direct or indirect legal, beneficial or record ownership or economic interest in Borrower shall (a) directly or indirectly Transfer all or any portion of its, his or her interest in the Project, the Development Project or any part thereof (including any ownership or economic interest in Borrower); (b) further encumber, alienate, grant a Lien or grant any other interest in the Project or any part thereof (including any ownership or economic interest in Borrower), whether voluntarily or involuntarily; or (c) enter into any easement or other agreement granting rights in or restricting the use or development of the Project or the Development Project, subject to Agent’s prior written consent (not to be unreasonably withheld in the case of subpart (c)); and
(ii)    no new general partner, limited partner, manager or member having the ability to control the affairs of Borrower shall be admitted to or created in Borrower (nor shall any existing general partner, controlling limited partner, manager, managing member or controlling member withdraw from Borrower), and no change in

Borrower’s organizational documents relating to control over Borrower, the Project and/or the Development Project shall be effected.
With respect to any and all Transfer(s), promptly upon any Loan Party having knowledge of the same, (A) if such Transfer is of twenty-five percent (25%) or more of the direct or indirect interests in Borrower (or such lesser percentage as may be required from time to time under applicable Legal Requirements) and was to an ultimate beneficial owner that is domiciled in the U.S. and was not a holder of at least twenty-five percent (25%) of such interests prior to the Transfer, or (B) if such Transfer is of ten percent (10%) or more of the direct or indirect interests in Borrower (or such lesser percentage as may be required from time to time under applicable Legal Requirements) and was to an ultimate beneficial owner that is not domiciled in the U.S. and was not a holder of at least ten percent (10%) of such interests prior to the Transfer, then in either case, Borrower shall provide Agent with (a) prior notice of such Transfer, (b) sufficient information about the transferee so that Agent and the Lenders may fulfill their “know your customer” requirements (which, by way of example, may include the receipt and review of copies of operating agreements, by-laws, partnership agreements, articles of incorporation, articles of organization, certificates of formation, certificates of good standing, W-9 forms, updated organizational charts, valid governmental forms of identification and such other information or documentation reasonably required by Agent and the Lenders with respect to such “know your customer” requirements) and (c) such other information or documentation reasonably required by Agent and the Lenders from time to time with respect to such “know your customer” requirements, and such Permitted Transfer shall be conditioned upon Agent’s confirmation (which confirmation shall not be unreasonably delayed) that such transferee is neither an Embargoed Person, a Prohibited Person or a restricted person described in Article 13, failing which such proposed Permitted Transfer shall be void ab initio. Notwithstanding anything herein to the contrary, in no event shall the reporting requirements described in this Section 8.1 apply to Transfers occurring by shareholders at the public company level.
As used in this Section 8.1, “Transfer” shall include (X) the sale, transfer, conveyance, grant, mortgage, pledge, hypothecation, lease, license, declaration of trust, assignment or other disposal of a legal or beneficial ownership or economic interest in (i) the Project, (ii) the Development Project, (iii) any partnership interest or any membership interest in any general partner of Borrower that is a partnership or a limited liability company, as the case may be, (iv) any membership interest or any partnership interest in any manager or managing member of Borrower that is a limited liability company or partnership, as the case may be, and (v) any voting stock in any general partner, manager or managing member of Borrower that is a corporation, and (Y) any division of a limited liability company into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended, with allocation of any of the collateral for the Loan to any such entity or series; “Transfer” shall not include the leasing of individual units within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity.
(c)    Nothing contained in Section 8.1(a) shall limit the prohibitions contained in Article 13, nor shall any Transfer involve a Person (i) with whom Agent or any Lender is adverse in any pending litigation or arbitration, (ii) who is not in good standing in their state of organization, (iii) with whom Agent is prohibited (either by Legal Requirements or internal directives of Agent or any Lender) from conducting business, or (iv) is an Embargoed Person or a Prohibited Person. In connection with any Transfer hereunder, Borrower and any transferee shall cooperate and comply (at Borrower’s or such transferee’s expense) with all necessary “know your customer” or other similar checks under all Legal Requirements applicable to Agent and the Lenders.
(d)    Notwithstanding anything in Sections 8.1(a) and/or 8.1(b) or the definition of “Permitted Transfer” to the contrary, there shall be no change in the day-to-day control, management and advisory service of Borrower and Borrower’s managing member, manager or general partner, as the case may be.
Section 8.2    Taxes; Charges. Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Agent with evidence of such payment. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest the validity of such claims and demands so long as (a) Borrower notifies Agent that it intends to contest such claim or demand, (b) Borrower provides Agent with an indemnity, bond or other security satisfactory to Agent (including an endorsement to Agent’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (c) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.
Section 8.3    Property Management.
(a)    Borrower shall not execute any property management agreement, terminate, replace or appoint any property manager, or terminate or amend any management agreement without Agent’s reasonable prior approval. Any change in ownership or control of the property manager shall be cause for Agent to re-approve such property manager and management agreement, as applicable. Any property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under any management agreement. Without Agent’s reasonable prior approval, no management fee payable to a property manager may exceed three percent (3%) of Operating Revenues. Agent’s approval of any property manager shall be subject to such property manager’s execution and delivery to Agent of a collateral assignment of all management agreements to Agent, for the ratable benefit of the Lenders, and subordination of all applicable management fees, pursuant to an agreement in form and substance reasonably acceptable to Agent.
(b)    Intentionally omitted.

Section 8.4    Operation; Maintenance; Inspection; Alterations.
(a)    Borrower shall observe and comply with all Legal Requirements applicable to the ownership, use and operation of the Project and the Development Project. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Project or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Project in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable Legal Requirements without the prior written consent of Agent. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty. Borrower shall permit Agent and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Agent may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.
(b)    Borrower shall obtain Agent’s prior consent to any alterations of any portion of the Project. Notwithstanding the foregoing, Agent’s prior consent for an alteration shall not be required unless the estimated cost thereof exceeds $200,000.00 (the “Alterations Threshold”). No approval shall be required for (and the above-specified Alterations Threshold shall exclude) alterations (i) required by applicable Legal Requirements, (ii) pursuant to any Lease existing as of the date hereof, (iii) that are non-structural, such as carpeting or painting or (iv) that are incurred in connection with the remediation of the environmental condition of the Project as required by the BCA.
(c)    Any request for Agent’s prior consent to an alteration that is required under this Agreement shall be delivered to Agent together with all materials reasonably determined by Borrower to be necessary for Agent to evaluate such request. If Agent does not notify Borrower of its disapproval of a proposed alteration (with reasonably detailed reasons therefor) within ten (10) Business Days after request by Borrower, then the same shall be deemed approved. Borrower shall promptly reimburse Agent for its costs and expenses reasonably incurred in reviewing any such request.
(d)    Borrower shall not permit any reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions or other title exceptions or encumbrances to affect the Project or the Development Project, subject to Borrower’s contest rights permitted by this Agreement.
Section 8.5    Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Agent or the Lenders (in the case of Taxes, to the extent set forth in Section 2.5). If there shall be enacted any Legal Requirements (1) deducting the Loan from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing Legal Requirements of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Agent, on demand, all taxes, costs and charges for which Agent is or may be liable as a result thereof and, in the case of Taxes, to the extent set forth in Section 2.5, that (i) this Section 8.5 shall not apply to Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Agent or the Lenders and (ii) if such payment would be prohibited by Legal Requirements or would render the Loan usurious, then instead of collecting such payment, Agent may declare all amounts owing under the Loan Documents to be immediately due and payable.
Section 8.6    Legal Existence; Name; Organizational Documents.
(a)    Borrower, Guarantor, and each general partner, manager or managing member, as the case may be, in Borrower shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the Legal Requirements of the state of its formation and in every state in which it does business, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower, Guarantor, nor any general partner, manager or managing member, as the case may be, of Borrower shall (i) wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of all or substantially all of its assets to, or acquire all or substantially all of the assets of the business of, any Person, or permit any subsidiary of Borrower or a Borrower Party to do so, or (ii) divide into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Act, as amended, or otherwise.
(b)    Borrower and each general partner, manager or managing member, as the case may be, in Borrower shall conduct business only in its own name and shall not change its name, identity, or organizational structure, or the location of its chief executive office or principal place of business unless Borrower (i) shall have obtained the prior consent of Agent to such change, and (ii) shall have taken all actions necessary or requested by Agent to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.
(c)    Borrower shall not, nor shall it permit any general partner, manager or managing member, as the case may be, of Borrower, if any, to, amend Borrower’s organizational documents without the prior consent of Agent, and Borrower shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity.
Section 8.7    Affiliate Transactions. Without the prior consent of Agent, Borrower shall not engage in any transaction affecting the Project or the Development Project with an Affiliate of Borrower. Agent acknowledges and hereby approves the addition of development rights pursuant to the Uniform Land Use Review Procedure process for the Project, so long as such process is in compliance with Legal Requirements.
Section 8.8    Limitation on Other Debt. Borrower (and each general partner in Borrower, if any) shall not, without the prior consent of Agent, incur any Debt other than the Loan, and customary trade payables which are payable, and shall be paid, within thirty (30) days of when incurred.

Section 8.9    Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, and (2) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Agent may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith and to consummate fully the transaction contemplated under this Agreement and the other Loan Documents.
Section 8.10    Estoppel Certificates.
(a)    Borrower, within ten (10) days after request, shall furnish to Agent a statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and stating that no Potential Default or Event of Default has occurred, or if a Potential Default or an Event of Default has occurred, specifying the nature thereof and the action proposed to be taken with respect thereto, and such other matters as Agent reasonably may request.
(b)    Borrower, within ten (10) days after request, shall furnish to Agent a statement, duly acknowledged, indicating any changes to the accuracy of the representations contained in Section 4.1 and/or in Article 6.
Section 8.11    Notice of Certain Events. Borrower shall promptly notify Agent of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business; (3) threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower, the Project or the Development Project; and (4) any event or circumstance resulting in, or which would reasonably be expected to result in, a material adverse effect on Borrower, Guarantor or the Project.
Section 8.12    Indemnification. Borrower shall defend, indemnify and hold harmless Agent and the Lenders and their respective directors, officers, employees, attorneys, agents, successors and assigns from and against any and all deficiencies, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, awards, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and expenses, in connection with (1) any inspection, review or testing of or with respect to the Project, (2) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Agent or the Lenders are designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document, the Project or to the Development Project, (3) any proceeding instituted by any Person claiming a Lien, and (4) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Project, the Development Project or any of the transactions contemplated in the Loan Documents, including, without limitation, those arising from the joint, concurrent, or comparative negligence of Agent, except to the extent any of the foregoing is caused by Agent’s or any Lender’s gross negligence or willful misconduct; provided, that, Borrower’s indemnification obligations to Agent and the Lenders pursuant to this Section 8.12 shall continue in full force and effect with respect to each other Lender that did not commit the gross negligence or willful misconduct. Borrower shall have no liability under this Section 8.12(i) for Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits or similar Taxes imposed on Agent or the Lenders, other than any such Taxes relating to indemnification for amounts other than such Taxes, and (ii) in connection with any litigation or other dispute between Agent and one or more of the Lenders and/or between any Lender and any other Lender.
Section 8.13    Compliance With Legal Requirements. Borrower shall fully, faithfully and punctually comply (and shall cause all lessees and other Persons that occupy or enter upon the Project at all times so to comply) with all (1) Legal Requirements of any Governmental Authority having jurisdiction over Borrower, the Project, or the Development Project now or hereafter in effect (including any of the foregoing that heretofore have been promulgated but which are not yet in effect), in each instance as modified, amended, renewed and/or extended, which are applicable to Borrower, to the Project or the Development Project or any portion thereof, to the use, manner of use, occupancy, possession, condition, operation, maintenance, alteration, repair, replacement, or restoration of the Project or the Development Project or any portion thereof or to the conduct of Borrower’s business at the Project (“Requirements”), including, without limitation, Requirements that, if violated, would cause the Project, the Development Project or a part thereof to be subject to forfeiture. Notwithstanding the foregoing, Borrower may contest the validity of such Requirements so long as (a) Borrower notifies Agent that it intends to contest the same, (b) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense, and (c) such contest will not subject Borrower, any Borrower Party, the Project or the Development Project to any potential civil or criminal liability.
Section 8.14    Single Purpose Covenants.
(a)    Borrower shall at all times be a Single Purpose Entity. For the purpose of this Agreement a “Single Purpose Entity” means a Person which shall at all times: (i) exist solely for the purpose of, and not engage in any business or activity other than, the owning, operating, financing, leasing and otherwise dealing with the Project, the Development Project, and activities incidental thereto; (ii) not acquire or own any assets other than the Project and such incidental personal property as may be necessary for the ownership and operation thereof; (iii) not incur any indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than as expressly permitted by this Agreement; (iv) maintain its books and records separate from any other Person; (v) maintain its bank accounts separate from any other Person; (vi) conduct business in its own name; (vii) hold all of its assets in its own name and not commingle its assets with those of any other Person and not permit any Affiliate or constituent party independent access to its bank accounts; (viii) maintain its financial statements, accounting records and other entity documents separate from any other Person; (ix) intend to remain solvent or pay its own liabilities and expenses (including, without limitation, salaries of its own employees) only out of its own funds; provided, however, that the foregoing shall not require

Borrower’s members, partners or shareholders to make additional capital contributions to Borrower; (x) observe all organizational formalities necessary to maintain its separate existence, and preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower; (xi) except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents and properly reflected on its books and records, not enter into or be party to any transaction with its partners, members, stockholders or Affiliates except in the ordinary course of its business and on terms and conditions that are intrinsically fair, commercially reasonable and are no less favorable to Borrower than would be obtained in a comparable arms-length transaction with an unaffiliated third party; (xii) maintain a sufficient number of employees in light of its contemplated business operations; (xiii) not guarantee or become obligated for the debts of any other Person; (xiv) not (1) hold out its credit as being available to satisfy the obligations of any other Person or otherwise pledge its assets to secure the obligations of any other Person or (2) hold out its credit or assets as being available to satisfy the obligations of any other Person or (3) make any loans or advances to any Person, or (4) own any stock or securities of, any Person, or (5) buy or hold evidence of indebtedness issued by any other Person or (6) with respect to Borrower, own any subsidiary, or make any investment in, in any Person; (xv) not acquire obligations or securities of its partners, members, stockholders or other Affiliates, as applicable; (xvi) allocate fairly and reasonably any shared expenses (including, without limitation, office space and services performed by an employee of an Affiliate) with any other Person; (xvii) use separate stationery, invoices, and checks bearing its own name; (xviii) not pledge its assets for the benefit of any other Person or make any loans or advances to any Person; (xix) hold itself out as a separate and distinct entity under its own name and not as a division or part of any Person; (xx) correct any known misunderstanding regarding its separate and distinct identity; (xxi) intend to maintain adequate capital in light of its contemplated business obligations; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower; (xxii) (1) comply in all respects with the provisions of its organizational documents and (2) not amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Agent; (xxiii) not, to the fullest extent permitted by Legal Requirements, (1) dissolve or liquidate or consolidate or terminate or transfer or otherwise dispose of all or substantially all of its assets or change its legal structure or merge with or into any other entity in whole or in part, or (2) divide into multiple entities or series pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended, or otherwise, or (3) take any Material Action or action that might reasonably be expected to cause such entity to become insolvent, in each case, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of Borrower, including, without limitation, the Independent Director; (xxiv) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (xxv) not fail to (1) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” or part of a consolidated (or combined) group for tax purposes and is not required to file its own tax returns under applicable Legal Requirements and (2) pay any taxes required to be paid under applicable Legal Requirements; provided, however, that Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Borrower (for the avoidance of doubt, the foregoing does not apply to property taxes); (xxvi) not have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents; (xxvii) not identify itself as a department or division of any other Person; (xxviii) with respect to Borrower’s sole member, cause Borrower to comply with the provisions of this Section 8.14; and (xxix) with respect to Borrower, have organizational documents that provide that (1) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (x) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and Borrower’s operating agreement, or (y) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and Borrower’s operating agreement), the personal representative of Member shall, within ninety (90) days, agree in writing to continue the existence of Borrower and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that caused Member to cease to be a member of Borrower, and any Person acting as the Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower’s existence without dissolution and (2) Special Member may not resign from Borrower or transfer its rights as Special Member or be removed as Special Member unless (x) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (y) such successor Special Member has also accepted its appointment as the Independent Director. Borrower’s organizational documents shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act, as amended, modified, replaced and/or supplemented from time to time (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by Borrower’s operating agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to Borrower’s operating agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower. Neither Borrower nor any member or Affiliate of Borrower may remove an Independent Director or Special Member without Agent’s prior consent. Any action initiated by or brought against Member or Special Member under any Creditors Rights Law shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the existence of Borrower shall continue without dissolution. Borrower’s operating agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Law, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower. The organizational documents of Borrower shall provide an express acknowledgment that Agent is an intended third party beneficiary of the “special purpose” provisions of such organizational documents. For the avoidance of doubt, compliance with the immediately preceding six sentences shall also comprise elements of the definition of “Single Purpose Entity.”
(b)    The organizational documents of Borrower (where Borrower is a corporation or a single member limited liability company formed under the Act) shall include the following provisions: (i) at all times there shall be, and Borrower shall cause there to be, at least one (1) Independent Director; (ii) the board of directors or managers of Borrower shall not take any Material Action which, under the terms of any certificate of incorporation, by laws, voting trust agreement with respect to any common stock, articles of organization or operating agreement requires unanimous vote of the board of directors or managers of Borrower unless at the time of such action there shall be at least one member of the board of directors or managers who is an Independent Director; (iii) Borrower shall not, without the unanimous written consent of its board of directors or managers, including the Independent Director, on behalf of itself or Borrower, as the case may be, take any Material Action or any action that might reasonably be expected to cause such entity to become insolvent, and when voting with respect to such matters, the Independent Director shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of Borrower (including its creditors and Borrower’s sole member solely to the extent of their respective economic interests in the Borrower) in acting or otherwise voting on Material Action. Except for its duties to Borrower with respect to voting on matters as set forth immediately above, including duties to the constituent equity owners of Borrower and Borrower’s sole member solely to the extent of their respective economic interests in Borrower but excluding (1) all other interests of such constituent equity owners, (2) the interests of other affiliates of Borrower, and (3) the interests of any group of affiliates of which Borrower and/or Borrower’s sole member are a part), the Independent Director shall not have any duties (including fiduciary duties) to the Borrower, Borrower’s sole member, or any partner, shareholders, other equity holder or other party in interest of Borrower’s sole member, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (iv) no Independent Director of Borrower may be removed or replaced other than as a result of an Independent Director Event, and any such removal or replacement shall not occur unless Borrower or Borrower’s sole member provides Agent with not less than five (5) Business Days’ prior written notice of (1) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (2) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; provided, however, no resignation or removal of an

Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment.
Section 8.15    Cooperation. Borrower acknowledges that, subject to Section 11.9, the Lenders and their successors and assigns may without notice to or consent from Borrower (a) sell this Agreement, the Mortgage, the Note, the other Loan Documents, and any and all servicing rights thereto to one or more investors as a whole loan, (b) participate the Loan to one or more investors, (c) deposit this Agreement, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (d) otherwise sell the Loan or interests therein to investors (the transactions referred to in clauses (a) through (d) are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Agent and the Lenders in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any rating agency involved in any Secondary Market Transaction. Borrower shall bear no additional cost in connection with any Secondary Market Transaction other than Borrower’s own attorneys’ fees and costs, if any, incurred in connection therewith. Borrower shall provide such information and documents relating to Borrower and the Project as Agent may reasonably request in connection with such Secondary Market Transaction, together with such opinion(s) of counsel as Agent may reasonably request. In addition, Borrower shall make available to Agent all information concerning its business and operations that Agent may reasonably request. Agent shall be permitted to share all such information with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Borrower to Agent may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors may also see some or all of the information. Agent and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by or on behalf of Borrower. Borrower also agrees to execute any amendment of or supplement to this Agreement and the other Loan Documents as Agent may reasonably request in connection with any Secondary Market Transaction, provided that such amendment or supplement does not change any of the economic terms of the Loan or materially increase Borrower’s non-monetary Obligations or materially diminish Borrower’s rights under this Agreement and the other Loan Documents.
Section 8.16    Intentionally Omitted.
Section 8.17    Intentionally Omitted.
Section 8.18    Financial Covenants. Borrower shall cause Guarantor to maintain throughout the term of the Loan (a) a consolidated net worth of not less than $500,000,000.00 as measured by the total equity reflected on the balance sheet of Guarantor’s audited financial statements or unaudited quarterly financial disclosure and (b) minimum liquidity of $75,000,000.00 (consisting only of available cash and cash equivalents). Notwithstanding the foregoing, if the Supreme Court of the State of New York, Appellate Division issues an order or decision granting plaintiff’s motion for re-argument or, alternatively, for leave to appeal to the Court of Appeals of the State of New York of that certain Decision and Order of the Supreme Court of the State of New York, Appellate Division entered on or about June 6, 2023

(“Land Use Litigation Appellate Order”) in the case captioned, “In the Matter of the Application of South Street Seaport Coalition, Inc., Linda Hellstrom, John Hellstrom, Zette Emmons, and Colleen Robertson,” Case No. 2023-00268, Index No. 156106/2022 (the “Land Use Litigation”), or if the Court of Appeals of the State of New York issues an order or decision granting plaintiff’s motion for leave to appeal the Land Use Litigation Appellate Order to the Court of Appeals of the State of New York, the minimum liquidity required by Guarantor shall increase to $80,000,000.00 on the date of such order or decision. If the Land Use Litigation and/or the related Land Use Litigation Appellate Order is adversely decided against Borrower by the Supreme Court of the State of New York, Appellate Division or the Court of Appeals of the State of New York, the minimum liquidity required by Guarantor shall increase to $95,000,000.00 on the date of such order or decision. The foregoing financial requirements and covenants imposed upon Guarantor are referred to in this Agreement as the “Financial Covenants.”
Section 8.19    The Remediation Work.
(a)    Generally. Except as otherwise expressly set forth in this Section 8.19, while any Obligations are outstanding, Borrower shall not commence, undertake and/or perform any demolition or excavation of the existing improvements, environmental remediation of the Project or the construction or development of any improvements at the Project or the Development Project without first obtaining the prior written consent of Agent, which consent shall be given or withheld in Agent’s sole and absolute discretion. Notwithstanding the foregoing, upon satisfaction of the following conditions, Borrower shall be permitted to perform the remediation work pursuant to the New York State Brownfield Cleanup Program (the foregoing, hereinafter the “Remediation Work”):
(i)    No Potential Default or Event of Default shall have occurred and be continuing;
(ii)    Borrower shall have delivered to Agent evidence reasonably satisfactory to Agent that there are sufficient funds available for the estimated costs of the proposed Remediation Work, as determined by Agent (which estimation shall be conclusive so long as such estimation is made in good faith); and
(iii)    Borrower shall have delivered to Agent and Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) each of the following with respect to the Remediation Work (collectively, the “Remediation Work Documents”): (A) each of the architectural, development, construction, general contractor, sub-contractor, construction manager and supply contracts and agreements entered into or to be entered into by or on behalf of Borrower in connection with the Remediation Work, (B) the Plans and Specifications for such Remediation Work, (C) a construction schedule of the Remediation Work, and (D) a budget for such Remediation Work.
Agent hereby acknowledges that, for the purposes of the Loan, the conditions contained in Sections 8.19(a)(ii) and 8.19(a)(iii) have been met as of the date hereof.

(b)    Performance of Remediation Work. Borrower hereby covenants and agrees that if Borrower is permitted to commence the Remediation Work in accordance with Section 8.19(a), Borrower shall carry out the Remediation Work in all material respects in accordance with the Remediation Work Documents, which have been approved by Agent pursuant to Section 8.19(a). Borrower shall perform the Remediation Work in accordance with all applicable Legal Requirements in all material respects, including without limitation, all Environmental Laws, and in accordance with all obligations of Borrower under Article 4 of this Agreement and under the Indemnity Agreement.
(c)    Additional Covenants.
(i)    Borrower shall not be permitted to enter into any new Remediation Work Documents in connection with the Remediation Work without the prior approval of Agent (such approval not to be unreasonably withheld, conditioned or delayed). Borrower shall not be permitted to replace, amend in any material respect, modify in any material respect, terminate or supplement in any material respect any Remediation Work Document without Agent’s prior consent, except that Borrower may terminate a Remediation Work Document in connection with the default by a counterparty thereunder provided such termination does not require Borrower to pay any termination fee or other similar amount.
(ii)    Borrower shall (A) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under each Remediation Work Document to which it is a party, and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (B) promptly notify Agent in writing of the giving of any notice of any default by any party under any Remediation Work Document of which it is aware, and (C) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the other party under each Remediation Work Document to which it is a party in a commercially reasonable manner.
(iii)    Each Remediation Work Document shall be entered into by Borrower and shall to the extent permitted by applicable Legal Requirements, permit, by its terms, (A) the pledge and/or collateral assignment of such agreement to Agent, for the benefit of the Lenders, as collateral for the Loan and the transfer of such agreement to a subsequent owner of the Project, and (B) Agent to exercise remedies and foreclose or otherwise realize upon such pledge and/or collateral assignment.
(iv)    If requested by Agent, Borrower shall promptly execute, acknowledge and deliver to Agent a pledge or collateral assignment of all of Borrower’s right, title and interest in and to such Remediation Work Documents; and
(v)    Borrower shall pay all out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees, disbursements and expenses of outside counsel) actually incurred by Agent and Construction Consultant pertaining to Borrower’s compliance with this Section 8.19.

Section 8.20    Accounts.
(a)    Borrower represents, warrants and covenants that there are and shall be no deposit, securities or similar accounts (other than the Accounts) maintained by Borrower or any other Person with respect to the Project or the Development Project.
(b)    Borrower agrees that, until the Obligations are indefeasibly satisfied in full, neither Borrower nor any other Person shall open any accounts for the operations of the Project except for the Accounts and any other accounts approved by Agent in its reasonable discretion. The foregoing shall not prohibit Borrower from opening, maintaining and utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower to the extent permitted under this Agreement and the other Loan Documents and provided that, prior to the use of such separate accounts, Borrower pledges and grants to Agent for the benefit of Lenders a security interest in all such funds and accounts as additional security for the Loan and enters into a control agreement(s) evidencing and/or securing such pledge as Agent shall require.
(c)    Borrower hereby pledges and grants to Agent for the benefit of Lenders a security interest in the Accounts and in all such funds and accounts as additional security for the Obligations and shall enter into such control agreement(s) evidencing and/or securing such pledge as Agent shall require.
(d)    [Reserved].
Section 8.21    ERISA. Borrower shall not directly establish any Pension Plan for employees which would cause Borrower to be subject to ERISA. However, the foregoing shall not (i) prohibit Borrower from being a party to any collective bargaining agreement for its employees which provides for pension plan (including Multiemployer Plan) contributions, or (ii) prohibit a Controlled Group member from establishing or maintaining any Pension Plan or contributing to any Multiemployer Plan.
Section 8.22    No Cross-Default or Cross-Collateralization.
(a)    Neither Borrower nor any Borrower Party shall (i) enter into any agreement under which, the default by Borrower or such Borrower Party, as the case may be, may result in a Potential Default or an Event of Default under this Agreement or any of the other Loan Documents, or (ii) grant a Lien on any of the collateral for the Obligations to secure any obligation of Borrower or any Borrower Party under any agreement with any Person other than Agent and/or the Lenders related to the Loan.
(b)    Borrower shall not be a party to, or be bound by, any so-called integrated cash management arrangement with any of its Affiliates or sponsors.
Section 8.23    No Cessation of Business. Borrower shall not cease, or threaten to cease, to carry on its business operations as they exist on the date hereof.
Section 8.24    No Cash Distributions. While an Event of Default exists, Borrower shall not declare or pay any dividend or make any other distribution to its interest owners, directly or indirectly, issue any further ownership interests or alter any rights attaching to its issued ownership interests as at the date of this Agreement, or repay or redeem any of its invested capital. Any fees to Borrower, Guarantor, any of their respective affiliates, principals, partners, sureties or any related Person shall be subordinate to Debt Service on the Loan.
Section 8.25    Provision of KYC Information. Borrower acknowledges that, in order to comply with its obligations under U.S. law and its internal compliance policies and procedures, Agent must collect, review and check appropriate identification information from its customers and those acting for them. Accordingly, Borrower agrees that prior to Loan closing, Borrower will furnish to Agent the names, titles and specimen signatures (together with appropriate identifying information for such individuals, including government-issued photo identification) for of all officers and other representatives authorized by Borrower or Guarantor to act for it in connection with the Loan. Such information will be provided at least ten (10) Business Days in advance of the Loan closing so that Agent will have sufficient time to perform such review and checks. The individuals so named shall be authorized to act, whether by name, function or title, for Borrower or Guarantor, as applicable, in the board resolutions referred to in the incumbency certificates delivered at Loan closing. In addition, in the event that after the date hereof Borrower or Guarantor wishes to add to the list of such officers and other representatives originally furnished to Agent, Borrower will furnish such additional names, titles, specimen signatures and identifying information sufficiently in advance of such additional officers and other representatives attempting to take action so that Agent will have at least ten (10) Business Days to perform its reviews and checks, which such additional officers and representatives shall be referred to (whether by name, function or title) in certified board resolutions delivered to Agent. Borrower acknowledges and agrees that Agent will have no obligation to deal with any such officer or other representative prior to having received such information and successfully performed such reviews and checks. With respect to the FinCEN UBO certificate, Social Security numbers/EINs shall be provided for individuals/entities beneficially owning twenty-five percent (25%) or more of Borrower or any entity controlling Borrower, except where such beneficial owner owns at least fifty-one percent (51%) of Borrower and is a U.S. publicly-traded company or an insurance company regulated by a state of the United States. In the event that the FinCEN UBO certificate is signed by someone other than the UBO, governmental-issued identification will be required for that signatory.
ARTICLE 9
EVENTS OF DEFAULT
Each of the following shall constitute an Event of Default under the Loan:
Section 9.1    Payments. Borrower’s failure to pay (w) any regularly scheduled installment of principal due under this Agreement or the Note on its due date, (x) interest or other regularly scheduled amount due under this Agreement or the Loan Documents within two (2) Business Days after the date when due, (y) the Loan at the Maturity Date, whether by acceleration or otherwise, or (z) any other amount required to be paid by Borrower hereunder or under any of the other Loan Documents within the time periods applicable to any such payment after notice by Agent to Borrower as set forth herein or therein, or if no time period and/or notice period is expressly set forth, within five (5) Business Days after Agent’s demand therefor. Notwithstanding anything herein to the contrary, with respect to the payments referred to in subsections (w) and (x), Borrower shall be entitled to one (1) notice in writing from Agent each calendar year if any such payments are past due, and such past due payment shall not be an Event of Default unless such payments remain unpaid after five (5) days of notice from Agent.
Section 9.2    Insurance. (a) Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement or (b) in the event that a copy of the insurance policy with respect to a specific insurance coverage has not already been delivered to Agent, the failure of Borrower to deliver such insurance policy within thirty (30) days after the date hereof or (c) the failure of any certificate of insurance delivered to Agent to accurately reflect in any respect the insurance coverage provided under the insurance policy to which such certificate of insurance relates.
Section 9.3    Sale, Encumbrance, Etc. The Transfer of any part or all of the Project or the Development Project, or any interest therein, or of any interest in Borrower, in violation of Section 8.1.
Section 9.4    Covenants. Borrower’s or, to the extent applicable, any Borrower Party’s failure to perform or observe any of the agreements and covenants contained in this Agreement or in any of the other Loan Documents, and the continuance of such failure for ten (10) days after notice by Agent to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents. Borrower shall have an additional thirty (30) days to cure such failure if (a) such failure does not involve the failure to make payments on a monetary obligation; (b) such failure cannot reasonably be cured within ten (10) days; (c) Borrower is diligently undertaking to cure such default, and (d) Borrower has provided Agent with security reasonably satisfactory to Agent against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 9.4 do not apply to the other Events of Default described in this Article 9.
Section 9.5    Representations and Warranties. Any certification, representation or warranty made in, or pursuant to, any Loan Document proves to be untrue in any material respect when made or deemed made.
Section 9.6    Single Purpose Entity. The failure of Borrower to maintain its status as a Single Purpose Entity in any material respect.
Section 9.7    Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or security interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any Creditors’ Rights Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Bankruptcy Code.

Section 9.8    Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any Creditors’ Rights Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.
Section 9.9    Intentionally Omitted.
Section 9.10    Misapplication or Misappropriation of Funds. Borrower’s misapplication or misappropriation of security deposits in violation of the Leases and/or Operating Revenues.
Section 9.11    Intentionally Omitted.
Section 9.12    Anti-Terrorism and Anti-Money Laundering. The failure of Borrower or any of its Affiliates to comply with the provisions of Article 13.
Section 9.13    Intentionally Omitted.
Section 9.14    Intentionally Omitted.
Section 9.15    Other Loan Documents. The occurrence of an Event of Default under any of the other Loan Documents.
Section 9.16    Other Defaults. The occurrence of a default under Section 4.2, 5.2(a), 5.2(b), 5.3(5-8), 8.2, 8.3, 8.4(b), 8.4(d), 8.6, 8.7, 8.8, 8.11, 8.18, 8.19(a), 8.20, 8.21, 8.23, or 8.24 of this Agreement beyond any applicable notice, cure or grace period expressly set forth therein.
Section 9.17    ERISA. The assets of any Loan Party become Plan Assets subject to ERISA.
Notwithstanding anything herein or in the other Loan Documents to the contrary, if an Event of Default occurs (after expiration of any applicable cure periods in this Article 9 or any of the other Loan Documents), no Borrower nor any other Borrower Party shall have a right to cure such Event of Default, and Agent shall have no obligation to accept such cure. Any such Event of Default shall exist unless waived in accordance with Section 11.2 of this Agreement.
ARTICLE 10
REMEDIES
Section 10.1    Remedies - Insolvency Events. Upon the occurrence of any Event of Default described in Section 9.7 or 9.8, the obligations of Agent and the Lenders to advance amounts hereunder shall automatically and immediately terminate, and all amounts due under the

Loan Documents automatically and immediately shall become due and payable, all without notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of any kind, all of which are hereby expressly waived by Borrower; provided; however, that if the Bankruptcy Party under Section 9.7 or 9.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Agent’s election, in Agent’s sole discretion.
Section 10.2    Remedies - Other Events. Except as set forth in Section 10.1 above, while any Event of Default exists, Agent may (1) by notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Agent to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.
Section 10.3    Agent’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Agent or the Lenders may have because of such Event of Default, Agent may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Agent shall elect to pay any sum due with reference to the Project, Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Materials affect or threaten to affect the Project, Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of any Hazardous Materials or remove the Hazardous Materials. Borrower shall indemnify, defend and hold Agent and the Lenders harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Agent pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Agent, except as a result of Agent’s or the Lenders’ gross negligence or willful misconduct. All sums paid by Agent pursuant to this Section 10.3, and all other sums expended by Agent to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Agent upon demand.
Section 10.4    Order of Payments. If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by

Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a)    amounts due to Agent in respect of expenses due under Section 11.5 until paid in full, and other applicable fees of Agent (or as otherwise agreed to in writing);
(b)    amounts due to Agent and the Lenders in respect of protective advances to be applied for the ratable benefit of the Lenders in accordance with their respective shares of protective advances;
(c)    amounts due to the Lenders in respect of fees, costs and expenses, including, without limitation, any amounts due under Section 2.5, to be applied for the ratable benefit of the Lenders;
(d)    payments of interest on the Loan, to be applied for the ratable benefit of the Lenders;
(e)    payments of principal on the Loan to be applied for the ratable benefit of the Lenders;
(f)    amounts due to Agent and the Lenders pursuant to Section 8.12;
(g)    any other amounts due to Agent and the Lenders under the terms of the Loan Documents to be applied for the ratable benefit of Agent and the Lenders in accordance with the amounts outstanding;
(h)    [Intentionally omitted]; and
(i)    any amount remaining after application as provided above, shall be paid to Borrower or whomever else may be legally entitled thereto.
ARTICLE 11
MISCELLANEOUS
Section 11.1    Notices. Any approval, confirmation, consent, demand, determination, notice, request or other communication required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight air courier service, personally delivered to a representative of the receiving party, or sent by telecopy (provided an identical notice is also sent simultaneously by overnight courier or personal delivery as otherwise provided in this Section 11.1). All such communications shall be sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	250 Seaport District, LLC
c/o The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, TX 77380

Attn: Legal Department

With a copy to:	250 Seaport District, LLC
c/o The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100
The Woodlands, TX 77380
Attn: Capital Markets Department

If to Agent:	MIZUHO CAPITAL MARKETS LLC
1271 Avenue of the Americas
New York, New York 10022
Attention: Legal Department

With copies to:	Greenberg Traurig, LLP
1717 Arch Street, Suite 400
Philadelphia, PA 19103
Attention: Dianne Coady Fisher, Esquire
Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered or (2) on the first (1st) Business Day after deposit with an overnight air courier service, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Agent or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above, and electronic confirmation of complete receipt is received by the transmitting party during recipient’s normal business hours or on the next Business Day if not so confirmed during recipient’s normal business hours, and an identical notice is also sent simultaneously by overnight courier or personal delivery as otherwise provided in this Section 11.1. Either party may designate a change of address by notice to the other by giving at least ten (10) days prior notice of such change of address.
Section 11.2    Amendments and Waivers. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following: (1) reduce the principal of, or interest on, the Note or any fees due thereunder or any other amount due hereunder or under any of the Loan Documents; (2) postpone any date fixed for any payment of principal of, or interest on, the Note or any fees due hereunder or under any of the Loan Documents; (3) amend this Section 11.2 or any other provision requiring the consent of all of the Lenders; or (4) waive any default under Section 9.1. Borrower is entitled to rely on the signature of Agent on any such amendment or waiver as evidence that the requisite number of the Lenders have executed such amendment or waiver. For the avoidance of doubt, nothing herein or in any of the other Loan Documents shall be, or shall be deemed to constitute, a waiver, amendment, modification, forbearance or extension with respect to the Loan or the other Loan Documents other than in accordance with the express terms and conditions hereof for the limited and express purposes contemplated hereby. In addition, no single or multiple waivers, amendments, modifications, forbearances or extensions, whether previously entered into or entered into in the future, shall constitute, or be deemed to constitute, a course of dealing creating any additional obligation to waive, amend, modify, forbear or extend any obligations or conditions under any of the Loan Documents, unless expressly agreed in writing by the parties hereto.
Section 11.3    Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury Legal Requirements. Accordingly, all agreements between Borrower, on one hand, and Agent and the Lenders, on the other hand, with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Agent or the Lenders or charged by Agent or the Lenders for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by Legal Requirements. If the Loan would be usurious under applicable Legal Requirements (including the Legal Requirements of the State and the U.S.), then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable Legal Requirements that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable Legal Requirements , and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Agent, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable Legal Requirements. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable Legal Requirements, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable Legal Requirements, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if previously paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 11.3 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the Legal Requirements of the State of New York, without giving effect to New York’s principles of conflicts of laws, except that if at any time U.S. federal Legal Requirements permit Agent or the Lenders to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the Legal Requirements of the State of New York (whether such U.S. federal Legal Requirements directly so provide or refer to the Legal Requirements of any state), then such U.S. federal Legal Requirements shall to such extent govern as to the rate of interest which Agent or the Lenders may contract for, take, reserve, charge or receive under the Loan Documents.
Section 11.4    Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and

in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.
Section 11.5    Reimbursement of Expenses. Borrower shall promptly upon request pay all expenses incurred by Agent and the Lenders in connection with the origination of the Loan and the preparation, negotiation, execution and delivery of the Loan Documents, including, without limitation, fees and expenses of Agent’s and the Lenders’ environmental, engineering, insurance and other consultants, premiums for title insurance and endorsements thereto and fees, charges or taxes for the recording or filing of Loan Documents, and the reasonable fees and expenses of Agent’s and the Lenders’ attorneys, whether incurred by Agent and/or the Lenders prior to, on or after the date hereof. Borrower shall also promptly upon request from time to time pay all reasonable expenses of Agent and the Lenders in connection with (i) the administration of the Loan, including, without limitation, amendments, modifications, consents, waivers, audit costs, inspection fees, settlement of condemnation and casualty awards, expenses, charges and expenses of any other architectural/engineering consultants, and fees associated with the use of Debtdomain or a similar platform and (ii) the Assignment, Participation or syndication of the Loan. Borrower shall promptly upon request reimburse Agent and the Lenders for all amounts expended, advanced or incurred by Agent and/or the Lenders to collect the Note, or to enforce the rights of Agent and the Lenders under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Agent and the Lenders under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include, without limitation, all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Agent and/or the Lenders in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Agent, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.
Section 11.6    Approvals; Third Parties; Conditions. All approval rights retained or exercised by Agent with respect to leases, contracts, plans, studies and other matters are solely to facilitate the Lenders’ credit underwriting, and shall not be deemed or construed as a determination that Agent or the Lenders have passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Agent and the Lenders and Borrower and may not be enforced, nor relied upon, by any Person other than Agent and the Lenders and Borrower. All conditions to the obligations of Agent or the Lenders hereunder, including the obligation to make the Loan, are imposed solely and exclusively for the benefit of Agent, the Lenders, their successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Agent or the Lenders will refuse to make the Loan in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent at any time in Agent’s sole discretion.
Section 11.7    Agent Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Agent the right or power to exercise control over the affairs or management of Borrower, the power of Agent being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower, on the one hand, and Agent and/or the Lenders, on the other hand, is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Agent and/or the Lenders, and Borrower or to create an equity in the Project in Agent or any of the Lenders. Agent neither undertakes nor assumes any responsibility or duty to Borrower or to any other person with respect to the Project or the Loans, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (a) neither Agent nor any of the Lenders shall be construed as (i) a partner, joint venturer, agent, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners or (ii) having a common interest in profits or income between Agent, the Lenders and Borrower, or to create an equity interest in the Project in Agent or any of the Lenders, and neither Agent nor any of the Lenders intend to ever assume such status; (b) neither Agent nor any of the Lenders shall in any event be liable for any Debts, costs, liabilities, expenses or losses incurred or sustained by Borrower; and (c) neither Agent nor any of the Lenders shall be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members or partners.
Section 11.8    Time of the Essence. Time is of the essence with respect to this Agreement.
Section 11.9    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Agent, the Lenders and Borrower and the respective successors and assigns of Agent, the Lenders and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior consent of Agent, assign any rights, duties or obligations hereunder or under any other Loan Document.
Section 11.10    Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, or in connection with Participations or a Secondary Market Transaction, Agent may elect to divide the Loan into two (2) or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Agent and to execute such documents as Agent reasonably may request to effect such division of the Loan.
Section 11.11    Waivers. NO COURSE OF DEALING ON THE PART OF AGENT OR THE LENDERS, THEIR RESPECTIVE OFFICERS, EMPLOYEES, CONSULTANTS OR AGENTS, NOR ANY FAILURE OR DELAY BY AGENT AND/OR THE LENDERS WITH RESPECT TO EXERCISING ANY RIGHT, POWER OR PRIVILEGE OF AGENT AND/OR THE LENDERS UNDER ANY OF THE LOAN DOCUMENTS, SHALL OPERATE AS A WAIVER THEREOF. WITHOUT LIMITING THE FOREGOING, BORROWER ACKNOWLEDGES THAT AGENT, ON BEHALF

OF THE LENDERS, SHALL HAVE THE RIGHT TO EXERCISE ANY OF ITS RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS AT ANY TIME THAT AN EVENT OF DEFAULT HAS OCCURRED, WHETHER THE SAME SHALL BE MONETARY OR NON-MONETARY IN NATURE. IF AGENT AND/OR THE LENDERS ACCEPT ANY PAYMENT(S) UNDER THE LOAN DOCUMENTS WITH KNOWLEDGE OF ANY EVENT OF DEFAULT, THEN SUCH ACCEPTANCE OF PAYMENT(S) SHALL NOT BE DEEMED A WAIVER OF SUCH EVENT OF DEFAULT. AGENT AND/OR THE LENDERS MAY ACCEPT ANY PAYMENT(S) AND THEREAFTER ENFORCE THEIR RIGHTS AND REMEDIES ON ACCOUNT OF ANY EVENT OF DEFAULT THAT OCCURRED BEFORE OR AT THE TIME OF SUCH PAYMENT(S).
Section 11.12    Cumulative Rights. Rights and remedies of Agent and the Lenders under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
Section 11.13    Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.
Section 11.14    Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to” and “including, without limitation”, the phrase “satisfactory to Agent” shall mean “in form and substance satisfactory to Agent in all respects”, the phrase “with Agent’s consent” or “with Agent’s approval” shall mean such consent or approval at Agent’s discretion, and the phrase “acceptable to Agent” shall mean “acceptable to Agent at Agent’s sole discretion.”
Section 11.15    Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.
Section 11.16    Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.
Section 11.17    Agent’s and the Lenders’ Promotional Material. Borrower authorizes Agent and the Lenders to issue press releases, advertisements and other promotional materials in connection with Agent’s and the Lenders’ own promotional and marketing activities, and describing the Loan in general terms or in detail and Agent’s and the Lenders’ participation in the Loan. All references to Agent and/or the Lenders contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Agent in advance of issuance.

Section 11.18    Survival. All of the representations, warranties, covenants, and indemnities hereunder (including environmental matters under Article 4), and under the indemnification provisions of the other Loan Documents shall survive the repayment in full of the Loan and the release of the Liens evidencing or securing the Loan, and shall survive the Transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.
Section 11.19    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, BORROWER, ON THE ONE HAND, AND AGENT AND THE LENDERS, ON THE OTHER HAND, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR AGENT AND THE LENDERS TO ENTER THIS AGREEMENT.
Section 11.20    Waiver of Punitive or Consequential Damages. NEITHER AGENT, THE LENDERS NOR BORROWER SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE LOAN OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY BREACH OR OTHER DEFAULT BY ANY PARTY HERETO.
Section 11.21    Governing Law/Jurisdiction. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW). BORROWER, AGENT AND EACH LENDER HEREBY IRREVOCABLY (I) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, (II) WAIVE ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, (III) WAIVE ANY CLAIM THAT SUCH PROCEEDINGS OR ACTIONS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND (IV) WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH ACTION OR PROCEEDING, THAT SUCH COURT DOES NOT

HAVE JURISDICTION OVER SUCH PARTY. EACH OF AGENT, LENDERS AND BORROWER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO AGENT, EACH LENDER OR BORROWER, AS APPLICABLE AT THE ADDRESS FOR NOTICES PURSUANT TO SECTION 11.1, AND SERVICE SO MADE SHALL BE COMPLETE FIVE DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.
Section 11.22    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Agent and the Lenders, on the one hand, and Borrower and Borrower Parties on the other hand, and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 11.23    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
Section 11.24    Nature of Obligations of Lenders. The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment provided herein.
Section 11.25    Waiver of Set-Off. Borrower hereby irrevocably waives the right to assert any counterclaim (except mandatory counterclaims) in any action or proceeding brought against it by Agent or any Lender or their respective agents or otherwise to offset any obligation to make the payments required by the Loan Documents. No failure by Agent or any Lender to perform any of its obligations hereunder shall be valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
Section 11.26    Construction. In this Agreement, unless a contrary intention appears, (1) an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement; (2) assets includes present and future properties, revenues and rights of every description; (3) an authorization includes an authorization, consent, approval, resolution, permit, license, exemption, filing, or registration; (3) disposal means a Transfer, whether voluntary or involuntary, and dispose will be construed accordingly; (4) indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money; (5) a currency is a reference to the lawful currency for the time being of the relevant country; (6) a Legal Requirement is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation; and (7) a time of day is a reference to New York, New York time. Further, unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that: if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not); if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate. Unless the contrary intention appears: a reference to a party will not include that party if it has ceased to be a party under this Agreement; a word or expression used in any other Loan Document or in any notice given in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement; and any obligation of Borrower or any Guarantor under the Loan Documents which is not a payment obligation remains in force for so long as any payment obligation of Borrower or any Guarantor may be or is capable of becoming outstanding under the Loan Documents.
Section 11.27    Use of Websites. Except as provided below, Borrower may deliver any information under this Agreement to Agent and the Lenders by posting it on to an electronic website if (1) Agent and each Lender agree; (2) Borrower and Agent designate an electronic website for this purpose; (3) Borrower notifies Agent of the address of and password for the website; and (4) the information posted is in a format agreed between Borrower and Agent. Agent must supply each Lender with the address of and password for the website. Notwithstanding the above, Borrower must supply to Agent in paper form a copy of any information posted on the website together with sufficient copies for: any Lender not agreeing to receive information via the website; and within ten Business Days of request any other Lender, if that Lender so requests. Borrower shall promptly upon becoming aware of its occurrence, notify Agent if the website cannot be accessed; the website or any information on the website is infected by any electronic virus or similar software; the password for the website is changed; or any information to be supplied under this Agreement is posted on the website or amended after being posted. If the circumstances in the immediately preceding sentence occur, Borrower shall supply any information required under this Agreement in paper form until Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
Section 11.28    Language. Any notice or other writing given in connection with a Loan Document must be in English.
Section 11.29    Intentionally Omitted.
Section 11.30    Deposit Funds Generally.
(a)    In the event any Accounts or any other accounts are held by Agent (each, an “Agent Deposit”) under this Agreement or any other Loan Document, Borrower acknowledges that the funds (“Deposit Funds”) deposited in any such Agent Deposit are not insured by deposit insurance, including, without limitation, deposit insurance issued by Federal Deposit Insurance Corporation.

(b)    Except as otherwise expressly stated herein, (i) no earnings or interest on the Deposit Funds shall be payable to Borrower, (ii) Agent shall not have any obligation to keep or maintain any Agent Deposit or any Deposit Funds deposited therein in an interest-bearing account, (iii) if Agent elects in its sole and absolute discretion to keep or maintain such Agent Deposit or such Deposit Funds deposited therein in an interest-bearing account, (x) such funds shall accrue interest at an annual rate equal to the federal funds rate (as in effect from time to time) less 0.15%, and (y) all interest earned or accrued thereon shall be for the account of and be retained by Agent.
(c)    Borrower grants to Agent a first-priority perfected security interest in, and assigns and pledges to Agent, each Agent Deposit and any and all Deposit Funds now or hereafter deposited in such Agent Deposit as additional security for payment of the Obligations. Until expended or applied in accordance herewith, each Agent Deposit and any Deposit Funds therein shall constitute additional security for the Obligations. The provisions of this Section 11.30 are intended to give Agent or any subsequent holder of the Loan “control” of the Agent Deposits within the meaning of the New York Uniform Commercial Code, as amended from time to time.
(d)    Each Agent Deposit and any and all Deposit Funds now or hereafter deposited therein shall be subject to the exclusive dominion and control of Agent, which shall hold such Agent Deposit and any or all Deposit Funds now or hereafter deposited therein subject to the terms and conditions of this Agreement. Borrower shall have no right of withdrawal from any Agent Deposit or any other right or power with respect thereto or any or all of the Deposit Funds now or hereafter deposited therein, except as expressly provided in this Agreement.
(e)    As long as no Potential Default or Event of Default exists, Agent shall make disbursements from the Agent Deposits in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Agent of any remedies against Borrower unless an Event of Default exists and Agent has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Agent Deposits.
(f)    While an Event of Default exists, Borrower shall immediately lose all of its rights to receive disbursements from the Agent Deposits until the earlier to occur of (i) the date on which such Event of Default is cured to Agent’s satisfaction, or (ii) the indefeasible payment in full of the Obligations. While an Event of Default exists, Agent may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Agent Deposits. Without limitation of the foregoing, while an Event of Default exists, Agent may use and disburse the funds deposited in the Agent Deposits (or any portion thereof) for any of the following purposes: (A) repayment of the Obligations, including, without limitation, principal prepayments; (B) reimbursement of Agent for all losses, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Agent as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Agent at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from the Agent Deposits as required or permitted under this Agreement; or (E) any other purpose permitted by applicable Legal Requirements;

provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Agent’s rights and remedies as a secured party with respect to the funds in the Agent Deposits and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Agent to apply all or any portion of the funds in the Agent Deposits to effect a cure of any Event of Default, or to pay the Obligations, or in any specific order of priority. The exercise of any or all of Agent’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Agent’s right to initiate and complete a foreclosure under the Mortgage.
(g)    The Deposit Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Agent. Notwithstanding anything else herein to the contrary, Agent may commingle in one or more accounts any and all funds controlled by Agent, including, without limitation, funds pledged in favor of Agent by other borrowers, whether for the same purposes as the Agent Deposits or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Agent Deposits may be established and held in such name or names as Agent shall deem appropriate, including, without limitation, in the name of Agent. In case the Deposit Funds are held in a commingled account, Agent shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Agent Deposits are for the protection of Agent. With respect to the Agent Deposits, Agent shall have no responsibility beyond the allowance of due credit for the sums actually received by Agent or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the full amount of the Loan by Agent to an assignee, any funds in the Agent Deposits shall be turned over to such assignee and any responsibility of Agent as assignor shall terminate. Upon payment in full of the Obligations or such earlier date for release of any Agent Deposit as expressly set forth in this Agreement or in any other Loan Document (and provided no Potential Default or Event of Default then exists), any funds in the Agent Deposit shall be released to Borrower. Except as expressly set forth herein, requirements of this Agreement concerning the Agent Deposits in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable Legal Requirements.
(h)    Borrower shall not, without obtaining the prior written consent of Agent, further pledge, assign or grant any security interest in the Agent Deposits or the Deposit Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 11.30, or any levy to be made thereon, or any UCC financing statements, except those naming Agent as the secured party, to be filed with respect thereto.
(i)    Borrower will maintain the security interest created by this Section 11.30 as a first priority perfected security interest and will defend the right, title and interest of Agent in and to the Agent Deposits and the Deposit Funds therein against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Agent, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Agent reasonably may request for the purpose of obtaining or preserving the full benefits of this Section 11.30 and of the rights and powers herein granted.
(j)    In connection with the Agent Deposits and Deposit Funds, Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Agent to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing has been duly authorized to do so. In connection with the Agent Deposits and Deposit Funds, Agent may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. In connection with the Agent Deposits and Deposit Funds, Agent shall not be liable to Borrower for any act or omission done or omitted to be done by Agent in reliance upon any instruction, direction or certification received by Agent and without gross negligence or willful misconduct.
(k)    Beyond the exercise of reasonable care in the custody thereof, Agent shall not have any duty as to any Agent Deposits or Deposit Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. In no event shall Agent or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Deposit Funds, or for any diminution in value thereof, by reason of the act or omission of Agent, except to the extent that such loss or damage results from Agent’s gross negligence or willful misconduct.
Section 11.31    Intentionally Omitted.
LIMITATIONS ON LIABILITY
Section 11.32    Limitation on Liability. Borrower shall be personally liable for amounts due under the Loan Documents.
Section 11.33    Limitation on Liability of Agent, the Lenders and their Officers, Employees, Etc. Any obligation or liability whatsoever of Agent and/or the Lenders which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Agent’s and/or the Lenders, as applicable, assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Agent’s or the Lenders’ shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.
Section 11.34    Claims Against Agent and/or the Lenders.
(a)    Neither Agent nor the Lenders shall be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within thirty (30) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and neither Agent nor the relevant Lender(s), as the case may be, remedies or cures the default, if any there be, with reasonable promptness thereafter.

(b)    If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent and/or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, then Agent’s and/or such Lender’s responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of the Loan Documents, the obligation to grant such consent or give such approval; and (ii) in the case of any such failure to grant such consent or give such approval, or in the case of any other default by Agent and/or any of the Lenders, where it is also determined that Agent and/or the relevant Lender(s), as the case may be, acted in bad faith, or Agent’s and/or such Lender’s default constituted gross negligence or willful misconduct, the payment of any actual direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.
(c)    In no event, however, shall Agent and/or any of the Lenders be liable to Borrower or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Agent and/or the relevant Lender(s), as the case may be, of its obligations under this Loan Agreement or under any of the other Loan Documents. In no event shall Agent and/or the relevant Lender(s), as the case may be, be liable to Borrower or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Agent within the time period specified above.
(d)    Borrower agrees that so long as any of the Obligations remains outstanding, Borrower shall not assert, and Borrower hereby waives, any right of offset, claim, counterclaim or defense against Agent, any Lender or any of the Obligations, which right of offset, claim, counterclaim or defense arises out of obligations, liabilities or circumstances unrelated to the Obligations, the Loan or the Project (such offsets, claims, counterclaims or defenses being, collectively, “Unrelated Claims”). Any assignee of a Lender’s interest in and to the Loan Documents shall take the same free and clear of all Unrelated Claims, and no Unrelated Claim shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon any of the Loan Documents, and any such right to interpose or assert any such Unrelated Claim in any such action or proceeding is hereby expressly waived by the Borrower for the benefit of such assignee.
ARTICLE 12
THE AGENT
Section 12.1    Appointment and Authorization. Subject to Section 12.4 and except as specifically otherwise provided herein, Mizuho is hereby appointed by each Lender as Agent hereunder and under each other Loan Document. As of the date hereof, Mizuho, in its capacity as a Lender, holds Ratable Shares totaling one hundred percent (100%) of the Loan and is the sole Lender hereunder. Each Lender hereby irrevocably authorizes Agent to enter into the Loan Documents for the benefit of the Lenders, to act as agent for the Lenders with full power and authority to collect and administer the Loan, to exercise (or refrain from exercising) on behalf of the Lenders all rights and remedies of the Lenders under the Loan Documents, to take such actions as the Lenders are obligated or entitled to take under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Except as specifically otherwise provided herein, Agent shall have the power to issue consents, approvals and waivers and determine compliance with the terms and conditions of the Loan Documents as to whether any document, item or matter is satisfactory or acceptable, each without the consent of the Lenders. Further, Agent may at any time convene a meeting of the Lenders. Agent, in its management and administration of the Loan, or in connection with the exercise of any rights and remedies under the Loan Documents or at law or equity, agrees to use the same diligence and care as customarily used by Agent with respect to loans held by it entirely for its own account.
Notwithstanding the use of the defined term “Agent”, it is expressly understood and agreed that Agent shall not have a fiduciary relationship or any fiduciary responsibilities to any Lender by reason of this Agreement or any of the other Loan Documents and that Agent is merely acting as the contractual representative of the Lenders. In its capacity as the Lenders’ contractual representative, Agent (i) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each Lender hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby irrevocably waives. No implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against or with respect to Agent.
Section 12.2    Reliance on Agent. All acts of and communications by Agent, as agent for the Lenders, shall be deemed legally conclusive and binding on the Lenders; and Borrower or any third party (including any court) shall be entitled to rely on any and all communications or acts of Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of Lenders or the Required Lenders in all circumstances where an action by Lenders or the Required Lenders is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable Legal Requirements without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 12. Each Lender acknowledges and agrees for the benefit of Agent and Borrower that Agent shall be, and Borrower shall be entitled to deal with Agent as, the exclusive representative of the Lenders on all matters relating to the Loan, this Agreement and each of the other Loan Documents.
Section 12.3    Powers. Agent shall have and may exercise such powers under the Loan Documents as are delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto, and may exercise all other powers as are not reserved to the consent of the Required Lenders or to the consent of all Lenders pursuant to Section 12.4. Each Lender agrees that any action taken by Agent pursuant to this Article 12 or at the direction or with the consent of all the Lenders or the Required Lenders in accordance with this Agreement, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent shall not be considered, or be deemed, a separate agent of the

Lenders hereunder, but is, and shall be deemed, an Agent acting in its capacity as an Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to Agent or which Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action, except any action specifically provided by the Loan Documents to be taken by Agent.
Section 12.4    Consents and Approval.
(a)    Agent shall not, without first obtaining the consent of the Lenders holding Ratable Shares totaling one hundred percent (100%) of the Loan, take any of the following actions (provided that such consent shall not be required if Mizuho is the sole Lender holding Ratable Shares totaling one hundred percent (100%) of the Loan):
(i)    amend the interest rate or Maturity Date set forth in the Loan Documents (except as may be expressly permitted in the Loan Documents),
(ii)    provide a written release of any material portion of the collateral for the Loan, or a written release of any obligations of Guarantor (except as set forth in the Loan Documents),
(iii)    increase the Loan Amount (other than as a result of an advance which Agent directs to be made after a Potential Default or Event of Default to cure a Potential Default or Event of Default or to comply with any of Borrower’s covenants or otherwise to protect the value of the Project or the priority or validity of any Lien or security interest in favor of, or purportedly in favor of, the Lenders (or Agent for the benefit of the Lenders),
(iv)    waive, defer, forgive or reduce any principal or interest or fees due under the Loan or extend the time for payment of any such principal or interest or fees, including, without limitation, the Maturity Date,
(v)    permit Borrower to further encumber or hypothecate all or any portion of the Project, except to the extent expressly permitted under the Loan Documents,
(vi)    change the Ratable Share or Commitment of any Lender, except in connection with a transfer of a Lender’s interest permitted under this Agreement,
(vii)    make any amendment to this Section 12.4 or any amendment to the percentage specified in the definition of Required Lenders or otherwise change the definition of Lenders, or
(viii)    take any action specifically requiring the consent of all the Lenders under any of the other terms of this Agreement or any of the other Loan Documents.
(b)    Agent shall not, without first obtaining the consent of the Required Lenders, take any of the following actions (provided that such consent shall not be required if

Mizuho is the sole Lender holding Ratable Shares totaling one hundred percent (100%) of the Loan):
(i)    permit (x) Borrower to Transfer any direct or indirect interest in the Project or (y) Guarantor to Transfer any direct or indirect interest in Borrower, in each case except to the extent expressly permitted under the Loan Documents,
(ii)    declare the Note to be immediately due and payable following an Event of Default or any rescission of any such acceleration,
(iii)    (A) bring any action to foreclose the Lien of the Mortgage; or conducting a foreclosure sale pursuant to a power of sale; or accept a deed in lieu of foreclosure, (B) appoint a receiver for the collection of rents, (C) file or approve any plan in any proceeding under any Creditors’ Rights Law involving Borrower or any Borrower Party or the Project or (D) bring any suit to collect any of the Obligations or to sue on the Recourse Indemnity following an Event of Default, or
(iv)    approve the Post-Default Plan.
(c)    As to any matter which is subject to a vote of the Lenders, any of the Lenders may require Agent to initiate such a vote. In such event, Agent shall be bound by the results of such vote, so long as the action voted in favor of is permissible under the Loan Documents and under applicable Legal Requirements, and subject to the obligation of each Lender to (x) contribute its Ratable Share of all expenses and liabilities incurred in connection therewith and (y) indemnify Agent as more fully set forth in this Agreement.
(d)    In addition to the required consents or approvals referred to in this Section 12.4, Agent may at any time request instructions from the Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the other Loan Documents, Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Agent shall be absolutely entitled to take or to refrain from taking any action or to withhold any approval and shall not have any liability whatsoever to any Lender, Borrower or any Borrower Party for taking or refraining from taking any action or withholding any approval under any of the Loan Documents. In the event that Agent requests instructions from the Lenders with respect to any matter as to which, pursuant to the express provisions of this Agreement, Agent is required to act in a reasonable manner, then the Lenders shall also act in a reasonable manner with respect to their instructions to Agent as to such matter. Without limiting the foregoing, no Lender, Borrower or any Borrower Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, as applicable, all Lenders and each Lender, severally to the extent of its Ratable Share, hereby agrees to indemnify Agent against and hold it harmless from any and all loss it may incur by reason of taking or refraining from taking such action. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be further indemnified to its satisfaction by the Lenders ratably in proportion to their respective Commitments against any and all liability, cost and expense that Agent may incur by reason of taking or continuing to take any such action. If any indemnity or other assurances furnished to Agent for any purpose shall, in the reasonable opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished. Under no circumstances shall Agent be required to take any action that Agent in good faith believes (i) could reasonably cause it to incur any loss, or (ii) is in violation of any Legal Requirement.
(e)    All communications from Agent to the Lenders requesting the Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent, approval or disapproval is requested, and (iii) shall include the recommendation of Agent. Each Lender shall reply within five (5) Business Days after request for approval, or such lesser time as may be reasonably determined by Agent due to time constraints in the Loan Documents (or other relevant factors) and specified in the request for approval. In the event any Lender fails to reply to a request for approval from Agent within five (5) Business Days or such lesser time, such Lender shall be deemed to have approved (and voted in favor of) Agent’s recommendation with respect to any matters set forth in the request.
(f)    Except as otherwise provided in the last sentence of this Section 12.4(f), notwithstanding anything to the contrary contained herein, for as long as a Lender is a Defaulting Lender, such Lender shall have no right to vote upon, consent to or direct any action of Agent or the Lenders with respect to the Loan hereunder and for purposes of determining how many or which Lenders constitute the Required Lenders for purposes of voting upon, consenting to or directing any action of Agent, the portion of the outstanding principal amount of the Loan allocated to any Defaulting Lender shall be disregarded for such determination; provided, however, if Agent is the Defaulting Lender, Agent shall continue to have all rights provided for in this Agreement and the other Loan Documents with respect to the administration of the Loan unless and until it is removed as Agent pursuant to Section 12.20. Notwithstanding any provision hereof to the contrary, a Lender shall not lose any consent right that it otherwise would have under the Loan Documents as a result of such Lender being subject to any of the circumstances referred to in subsection (d) of the definition of Defaulting Lender.
Section 12.5    Rights as a Lender. Agent, in its capacity as a Lender, shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity. Borrower and each Lender acknowledge and agree that Agent, the Lenders and/or their respective Affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of banking, trust, debt, equity advisory or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower, Guarantor, any other Borrower Party or any of its or their Affiliates. Lenders acknowledge that pursuant to such activities, Agent named herein and its Affiliates may receive information regarding Borrower, any other Borrower Party and their respective Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower, such other Borrower Parties and such Affiliates), and acknowledge and agree that Agent named herein and its Affiliates shall be under no obligation to provide such information to Lenders.

Section 12.6    Employment of Agents and Advisors.
(a)    Agent may undertake or execute any of its duties hereunder and under any other Loan Document by or through its directors, officers, shareholders, members, partners, managers, employees, agents, and attorneys-in-fact and neither Agent nor any of the foregoing shall have any liability hereunder, except for its or their own gross negligence or willful misconduct.
(b)    Agent shall be entitled to rely upon any notice, certification, consent, resolution, certificate, affidavit, letter, e-mail, telegram, statement, paper, document or other communication believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and to rely upon the advice of consultants (including accountants and other experts) selected by Agent.
(c)    It is understood and agreed that in the event Agent determines it is necessary to engage counsel for the Lenders from and after the occurrence of a Potential Default or an Event of Default, said counsel shall be selected by Agent. Agent shall be entitled to (and to rely on) advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document. Agent selected, and the other Lenders consented to the selection of, Greenberg Traurig LLP as Agent’s counsel for all matters in connection with the Loan, the Project and the transactions contemplated by the Loan Documents. Any such legal counsel shall be deemed to be acting on behalf of the Lenders in assisting Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may diverge. If, at any time during the term of the Loan, any Lender shall decide that its interests have become so divergent from the interests of the other Lenders or Agent that it does not feel it is prudent to be represented by the same counsel, such Lender may retain, at its sole cost and expense, its own counsel (but such Lender shall nevertheless remain responsible for its pro rata share of costs, expenses and liabilities including with respect to counsel selected by Agent); provided, however, that notwithstanding any potential divergent interests of the Lenders and any retention of individual counsel, the Lenders agree that the counsel selected by Agent to represent the Lenders generally in connection with the Loan, the Project and the transactions contemplated by the Loan Documents shall remain as counsel for all matters in connection therewith.
Section 12.7    Reimbursement and Indemnification.
(a)    Each Lender agrees to indemnify and defend Agent and to reimburse Agent promptly on request, ratably: (i) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents; (ii) for any other expenses incurred by Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including fees of receivers or trustees, court costs, title company charges, filing and recording fees and reasonable attorneys’ fees and costs), if not paid by Borrower; (iii) for any expenses incurred by Agent on behalf of the Lenders which may be necessary or desirable to preserve and maintain collateral securing any of the Obligations or to perfect and maintain perfected the Liens upon such collateral, including, without limitation, any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Mortgage or to preserve and protect the Project; (iv) for any amounts and other expenses incurred by Agent on behalf of the Lenders in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender; (v) for any expenses incurred by Agent if Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to its rights and obligations under this Agreement; and (vi) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents. Each Lender shall, within five (5) days after a demand therefor, contribute its respective Ratable Share of the actual (or estimated) costs and expenses incurred (or to be incurred) by Agent in accordance with the terms of this Agreement. The obligations of the Lenders under this Section 12.7 shall survive payment of the Obligations and termination of this Agreement.
(b)    Agent shall not have any liabilities or responsibilities to Borrower or any Borrower Party on account of the failure of any Lender to perform its obligations hereunder or under any other Loan Document or to any Lender on account of the failure of Borrower or Borrower Parties or any other Lender to perform its obligations hereunder or under any other Loan Document.
Section 12.8    Documents. Each Lender acknowledges that it has received, reviewed and approved of the Loan Documents. Agent on behalf of the Lenders shall hold executed originals of all of the Loan Documents, other than the originals of the Notes, each of which shall be delivered to the relevant Lender named therein. Agent agrees to maintain appropriate accounting records reflecting the Lenders’ respective interests in the Loan, which records shall be conclusive, absent manifest error. The Lenders and their respective accountants and consultants shall be permitted to examine and make copies of books and records relating to the Loan at reasonable times upon reasonable prior notice to Agent.
Section 12.9    No Responsibility for Loan, Recitals, Etc. Neither Agent nor any of its directors, officers, agents, shareholders, members, partners, managers, employees, attorneys-in- fact or Affiliates shall be responsible or liable for or have any duty to ascertain, inquire into, or verify: (a) any recital, statement, warranty or representation made under or in connection with any Loan Document or any borrowing thereunder; (b) the performance or observance of any of the covenants or agreements of any party to any Loan Document including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified herein or in any other Loan Document; (d) the validity, effectiveness, genuineness or enforceability of this Agreement or any other Loan Document or any other instrument or writing furnished in connection therewith; or (e) the value, sufficiency, creation, perfection or priority of any interest in any collateral security for the Obligations.

Section 12.10    No Representations; Lenders’ Credit Decisions.
(a)    Each Lender acknowledges and agrees that Agent has not made any representations or warranties, express or implied, with respect to any aspect of the Loan, Borrower, Guarantor or the Project, including, without limitation (i) the existing or future solvency or financial condition or responsibility of Borrower or Guarantor, (ii) the payment or collectability of the Loan, (iii) the validity, enforceability or legal effect of the Loan Documents, or the title policy or the survey furnished by Borrower, or (iv) the validity or effectiveness of the Lien created by the Mortgage or the other security interests contemplated by the Loan Documents.
(b)    Each Lender has made or caused to be made an independent investigation of the Project, Borrower and Guarantor and their creditworthiness, and all other matters affecting such Lender’s decision to make its Ratable Share of the Loan. Each Lender acknowledges that Agent or its Affiliates is (or may be) a lender to the Guarantor or its Affiliates under other credit facilities and as a result may from time to time have information regarding the Guarantor or its Affiliates that is not (and will not be made) available to the Lenders under the Loan. Each Lender acknowledges that notwithstanding the fact that Agent may have made available to such Lender certain information contained in Agent’s files and certain memoranda prepared by Agent for its general use with respect to the Loan, Agent has made no representations or warranties, oral or written, upon which such Lender has relied or is entitled to rely and such Lender has not relied in any manner upon any such materials which may have been made available to it by Agent or upon any judgment, determination or statements of Agent in entering into this Agreement or in making its Ratable Share of the Loan.
(c)    Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on the financial statements and other information prepared by or on behalf of Borrower or Guarantor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges and agrees that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for notices, reports and other documents and information actually received by Agent and expressly required to be furnished to Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, business, prospects, operations, properties, financial and other condition or creditworthiness of Borrower, Guarantor, any other Borrower Party, any asset manager or any Affiliate thereof which may come into the possession of Agent or any of its Affiliates. Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.
(d)    Agent maintains internal policies and procedures, standards and/or other documentation that address requirements placed on federally regulated lenders under the federal laws and regulations regarding flood insurance, including the National Flood Insurance Act of

1968 and the Flood Disaster Protection Act of 1973, as amended (the “Flood Laws”). Agent, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Agent reminds each Lender and Participant in the Loan that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Lender or Participant in the Loan) is responsible for assuring its own compliance with the flood insurance requirements.
Section 12.11    Successor Agents.
(a)    Resignation and Removal of Agent. If (i) an Event of Default exists, (ii) Agent is no longer able or willing to agent mortgage loans in the United States or withdraws from the U.S. real estate finance market, or (iii) required by Legal Requirements, Agent may resign at any time from the performance of all its functions and duties hereunder by giving notice thereof to the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, the later of (x) thirty (30) days after the retiring Agent gives notice of its intention to resign or (y) on the date set forth in such notice. Additionally, if Agent is grossly negligent or commits willful misconduct or if Agent sells or assigns the entirety of Agent’s interest in the Loan, the Required Lenders may remove Agent from its role as Agent for the Lenders, without affecting Agent’s rights or obligations as a Lender, such removal to be effective on the date specified by the Required Lenders. Any resignation by Agent hereunder shall not affect its obligations and rights hereunder as a Lender.
(b)    Appointment of Successor. Upon the resignation or removal of Agent, or any successor Agent, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Agent. Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates as a successor Agent hereunder. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted appointment. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and upon the execution of a written designation and acceptance, such Agent’s resignation shall become effective and such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations and liabilities hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.
(c)    Failure to Appoint Successor. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after delivery of notice of resignation or removal, then the departing Agent shall appoint, on behalf of Borrower and the Lenders, a successor Agent. If no successor Agent has accepted appointment as Agent by the effective date of the retiring Agent’s resignation or removal, the retiring Agent’s resignation or removal shall nevertheless be effective and Lenders shall perform all of the duties of Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lenders and for all purposes deal directly with the Lenders, until such time, if any, as the Required Lenders appoint a successor Agent as provided above.
Section 12.12    Pro Rata Treatment. Except to the extent otherwise expressly provided herein, (i) the respective interests of the Lenders in the Loan shall be of equal priority with one another and no party shall have priority over the other and (ii) all payments received from Borrower or Guarantor from and after the date hereof on account of principal or interest under the Loan, shall be allocated by Agent pro rata among the Lenders in accordance with their respective Ratable Shares.
Section 12.13    Sharing of Payments. Each Lender agrees that, in the event a Lender (or any of its Participants) shall obtain payment of any principal of its Notes or of interest thereon or any other sum through the exercise of a right of set-off, banker’s lien, counterclaim, or by any other means (including, without limitation, direct payment or pursuant to any Creditors’ Rights Law, including, without limitation, the Bankruptcy Code), and such payment results in such Lender (or any such Participant) receiving a greater payment than it would have been entitled to had such payment been paid directly to Agent for disbursement to the Lenders, then such Lender (or any such Participant) shall promptly remit to Agent such excess amounts, and Agent shall promptly remit to the other Lenders, such amounts as shall be equitable, to the end that all Lenders shall share ratably the benefit of such payment, but only to the extent that Agent has received such amounts. Borrower agrees that any Lender purchasing a Participation may, to the fullest extent permitted by Legal Requirements, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such Participations as fully as if such Lender were a holder of the Loan or other obligation in the amount of such Participation. Except as otherwise expressly provided in this Agreement, if any Lender shall fail to remit to Agent or any other Lender an amount payable by such Lender to Agent or such other Lenders pursuant to this Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to Agent or such other Lender, at the Default Rate. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NO LENDER MAY EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, COUNTERCLAIM OR OTHER RIGHT OR REMEDY WITH RESPECT TO BORROWER OR ANY BORROWER PARTY OR ANY PROPERTY WITHOUT AGENT’S CONSENT, WHICH CONSENT SHALL BE GIVEN OR WITHHELD IN AGENT’S SOLE AND ABSOLUTE DISCRETION.
Section 12.14    Non-Receipt of Funds by Agent. Unless Borrower notifies Agent prior to the date on which Borrower is scheduled to make payment to Agent of a payment of principal, interest or fees for the account of the Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If Borrower has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Adjustable Rate for such day.

Section 12.15    Payments Received. All payments actually received by Agent from Borrower for the account of the Lenders shall be disbursed by Agent to the applicable Lenders no later than the next Business Day following the day such payment is received on or before 2:00 p.m. (New York time) on such next Business Day. If payments received by Agent from Borrower are not disbursed to the applicable Lenders the same day as they are received, Agent will use good-faith efforts to cause such funds to be invested overnight and each Lender will receive its Ratable Share of any interest so earned. The Lenders acknowledge that Agent does not guarantee any particular level of return on the overnight funds and that Agent will invest such funds as it deems prudent from time to time.
Section 12.16    Borrower Default
(a)    Agent shall not be deemed to have knowledge of the occurrence of a Potential Default or of an Event of Default unless Agent has actual knowledge thereof or has received notice from a Lender, Borrower or a Borrower Party specifying such Potential Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Agent has actual knowledge of a material Potential Default or receives a notice of the occurrence of a Potential Default or Event of Default, Agent shall give prompt notice thereof to the Lenders. In the event that Agent sends a default notice to Borrower under the terms of the Loan Documents, Agent will promptly deliver to the Lenders copies of the same.
(b)    Agent, following consultation with the Lenders if required under this Agreement or any of the other Loan Documents, shall take such action (or refrain from taking such action) with respect to such Potential Default or Event of Default as it shall deem appropriate and in the best interest of the Lenders in Agent’s sole and absolute discretion. In no event shall Agent be required to take any action which it determines to be contrary to Legal Requirements or to the Loan Documents. Anything to the contrary contained elsewhere in this Agreement or in any of the other Loan Documents notwithstanding, each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions, rights or remedies of or under any of the Loan Documents, including, without limitation, the Notes, other than by and through Agent.
(c)    The Lenders agree to cooperate in good faith and in a commercially reasonable manner in connection with the exercise by Agent of the rights granted to the Lenders by Legal Requirements and the Loan Documents, including, but not limited to, providing necessary information to Agent with respect to the Obligations, preparing and executing necessary affidavits, certificates, notices, instruments and documents and participating in the organization of applicable entities to hold title to the Project. Each Lender agrees that it shall subscribe to and accept its Ratable Share of the ownership interests in any entity organized to hold title to the Project and each such Lender agrees that the nature of such entity shall be determined by Agent.
Section 12.17    Agency Provisions Relating to Collateral.
(a)    Actions to Preserve Collateral. Agent is hereby authorized by the Lenders on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral securing any of the Obligations which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the Liens upon such collateral.
(b)    No Other Obligations With Respect To Collateral. Except as expressly provided in this Agreement, Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that any collateral securing any of the Obligations exists or is owned by Borrower or any Borrower Party or is cared for, protected or insured or has been encumbered or that the Liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.
(c)    Cost and Expenses of Enforcement. Should Agent commence any proceeding or in any way seek to enforce Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof Agent shall acquire title to any collateral securing any of the Obligations, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Ratable Share) of the costs and/or expenses of any such enforcement or acquisition, as more fully set forth in Section 12.7.
(d)    Post-Default Plan. In the event that all or any portion of the collateral securing any of the Obligations is acquired by Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of the Obligations, title to any such collateral or any portion thereof shall be held in the name of Agent or a nominee or subsidiary of Agent and the Lenders, as agent, for the ratable benefit of the Lenders. Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. Agent shall administer such collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its Ratable Share of all costs and expenses incurred by Agent pursuant to the Post-Default Plan, including, without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Ratable Shares. In no event shall the provisions of this Section 12.17(d) or the Post-Default Plan require Agent or any Lender to take any action which would cause Agent or such Lender to be in violation of any applicable Legal Requirement.
Section 12.18    Rights and Remedies Against a Defaulting Lender. If any Defaulting Lender fails to fund all or any portion of such Lender’s Commitment of the Loan or fails to reimburse Agent for its ratable portion of Agent’s costs and expenses pursuant to the terms of this Agreement or any of the other Loan Documents, within five (5) days of demand (the aggregate amount which the Defaulting Lender fails to pay or fund is referred to as the “Defaulted Amount”), then, in addition to the rights and remedies that may be available to the other Lenders (the “Non-Defaulting Lenders”) at law and in equity:
(a)    Suspension of Rights. Such Defaulting Lender’s right to participate in the administration of the Loan and the Loan Documents, including without limitation, any rights to vote upon, consent to or direct any action of Agent or Lenders shall be suspended and such rights shall not be reinstated unless and until such default is cured (and for purposes of determining approval or disapproval by the Required Lenders or all the Lenders, the portion of the outstanding principal amount of the Loan allocated to any Defaulting Lender shall be disregarded for such determination); provided, however, that if Agent, in its capacity as a Lender, is a Defaulting Lender, Agent shall continue to have all rights provided for in this Agreement and the other Loan Documents with respect to the administration of the Loan unless and until it is removed as Agent pursuant to Section 12.11;
(b)    Funding and Subordination of Defaulted Amount.
(i)    Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to fund the Defaulted Amount, and collect interest at the Default Rate on the Defaulted Amount from a Defaulting Lender (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time) from amounts otherwise payable to such Defaulting Lender for the period from the date on which the payment was due until the date on which payment is made. If more than one Lender elects to advance a portion of the Defaulted Amount, such Lenders’ advances shall be made based on the relative Ratable Shares of the Loan of each advancing Lender or as otherwise agreed to by such Lenders. Each Defaulting Lender agrees to repay on demand each of the Non-Defaulting Lenders who have advanced a portion of such Defaulting Lender’s Defaulted Amount;
(ii)    In the event a Defaulted Amount is funded by any Non-Defaulting Lenders pursuant to subsection (b)(i) above, the relevant Defaulting Lender’s interest in the Loan and the Loan Documents and the proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders pursuant to subsection (b)(i) above, plus interest which may be due in accordance with subsection (b)(i) above (to be applied pari passu among the Non-Defaulting Lenders funding such Defaulted Amount), without necessity for executing any further documents, provided that such Defaulting Lender’s interest in the Loan and the Loan Documents and the proceeds thereof shall no longer be so subordinated if such Defaulted Amount funded by the Non-Defaulting Lenders (and all interest which has accrued pursuant to subsection (b)(i) above) shall be repaid in full;
(iii)    To achieve such subordination, (x) Agent shall deduct from the interest due to the relevant Defaulting Lender on its subordinated interest in the Loan the excess of interest on the relevant Defaulted Amount at the rate specified in subsection (b)(i) above over the interest actually received from Borrower by the Non-Defaulting Lenders which funded such Defaulted Amount on account of their portion of such Defaulted Amount for the same time period and (y) all amounts received by Agent on account of principal (or reimbursement for amounts otherwise advanced) which would otherwise be payable to such Defaulting Lender shall be paid pari passu to the Non-Defaulting Lenders until such Defaulted Amount and all interest thereon has been repaid in full, and

(iv)    If, following the payment in full of all amounts due pursuant to subsection (b)(ii) above to the Non-Defaulting Lenders who have funded all or any portion of any Defaulted Amount, there remains any Defaulted Amount which has not been funded by the Non-Defaulting Lenders or the relevant Defaulting Lender (an “Unfunded Defaulted Amount”), then a portion of such Defaulting Lender’s interest in the Loan and the Loan Documents and the proceeds thereof equal to the amount of such Unfunded Defaulted Amount (together with interest thereon at the rate applicable to such Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Lenders unless and until such Unfunded Defaulted Amount is funded either by one or more Non-Defaulting Lenders or by such Defaulting Lender. Such portion of such Defaulting Lender’s interest, including any proceeds or distributions related thereto, may be used to fund to Borrower the relevant Unfunded Defaulted Amount if and when needed for Project costs.
(c)    Continuing Obligation. The failure of any Lender (including a Defaulting Lender) to pay any Defaulted Amount shall not relieve any other Lender of its obligation, if any, hereunder to advance its Ratable Share on the date such advance is required to be made, but no Lender shall be responsible for the failure of any Defaulting Lender to make its Ratable Share on such date.
(d)    Replacement of Defaulting Lender.
(i)    Borrower, upon three (3) Business Days’ written notice to the applicable Defaulting Lender and Agent, may, at any time prior to such time as such Defaulting Lender ceases being a Defaulting Lender, require that such Defaulting Lender transfer all of its right, title and interest under this Agreement and the other Loan Documents, such Defaulting Lender’s Notes and the other Loan Documents to a proposed Lender identified by Borrower that is satisfactory to Agent in its sole discretion if (x) such proposed Lender agrees to assume all of the obligations of such Defaulting Lender hereunder, and to purchase all of such Defaulting Lender’s Ratable Share of the Loan for an aggregate consideration equal to the sum (the “Defaulting Lender Purchase Price”) of (A) the aggregate outstanding principal amount of such Defaulting Lender’s Ratable Share of the Loan, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and (B) the applicable Defaulted Amount, together with interest thereon at the non-default rate due from Borrower to the date of such purchase (to the extent not paid by Borrower), and (y) reasonably satisfactory arrangements are made for payment to (1) the Lender(s) who funded the applicable Defaulted Amount and (2) such Defaulting Lender the balance of the Defaulting Lender Purchase Price.
(ii)    Notwithstanding anything to the contrary contained herein, a Lender that is not a Defaulting Lender (a “Replacement Lender”) shall have the right to replace a Defaulting Lender and the rights of such Defaulting Lender shall be assigned to the Replacement Lender, provided that, if more than one Lender elects to replace a Defaulting Lender, then the Required Lenders shall select the Replacement Lender from the nominated Replacement Lenders.

Nothing herein contained shall be deemed or construed to waive, diminish or limit, or prevent or estop Agent, any Lender or Borrower from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement or the other Loan Documents by a Defaulting Lender. Notwithstanding any provision hereof to the contrary, a Lender shall not lose any consent right that it otherwise would have under the Loan Documents as a result of such Lender being subject to any of the circumstances referred to in subsection (d) of the definition of Defaulting Lender. In addition, no Lender shall be deemed to be a Defaulting Lender if such Lender refuses to fund its Ratable Share of any advance being made after any Event of Default under Sections 9.7 or 9.8 due to the lack of court approval for such advance.
Section 12.19    No Relation. Neither the relationship between Agent and the Lenders, nor the relationship among the Lenders, is intended by the parties to create, and neither shall create, any trust, joint venture or partnership relation between them.
Section 12.20    Amendments Affecting Agent as Agent. Notwithstanding anything to the contrary contained in this Agreement, Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights and/or obligations hereunder or thereunder unless it shall have given its prior written consent thereto.
Section 12.21    No Third-Party Beneficiary. The provisions of this Article 12 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. Borrower acknowledges and agrees that the provisions of this Article 12 are intended to govern the relationship among the Lenders and Agent, and the provisions of this Article 12 may accordingly be modified without Borrower’s consent, written or otherwise.
ARTICLE 13
ANTI-TERRORISM AND ANTI-MONEY LAUNDERING PROVISIONS
Section 13.1    Embargoed Persons. Borrower represents and warrants to Agent and the Lenders that:
(a)    none of the funds or other assets of Borrower or of any Affiliate of Borrower constitute property of, or are beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under U.S. Legal Requirements, including, without limitation, those who are covered by the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et. seq. and The Trading with the Enemy Act, 50 U.S.C. App. 1 et. seq., as each of the same may be amended, modified, replaced and/or supplemented from time to time, and any Executive Orders, rules and/or regulations promulgated thereunder (an “Embargoed Person”) with the result that Lender/AA Exposure could occur;
(b)    no Embargoed Person has any interest of any nature whatsoever (whether directly or indirectly) in Borrower with the result that Lender/AA Exposure could occur; and

(c)    none of the funds of Borrower have been derived from any unlawful activity with the result that Lender/AA Exposure could occur. “Lender/AA Exposure”: shall mean any one or more of the following: (i) the Loan is in violation of Legal Requirements, or (ii) the Project or any other collateral for the Loan or any portion thereof (including the Rents (as defined in the Mortgage) or other income to be derived therefrom) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a Governmental Authority, or (iii) the Loan or any payments made or to be made in respect thereof (including principal and interest) is subject to forfeiture or to being frozen, seized, sequestered or otherwise impaired by a Governmental Authority or (iv) Agent or the Lenders or any of their collateral for the Loan or the Lien priority thereof or any of Agent’s or Lenders’ rights or remedies in respect of the Loan or the collateral therefor is otherwise impaired or adversely affected, or (v) any of the Lenders or Agent or any of their respective officers, directors, employees or agents is subject to criminal or civil liability or penalty.
Section 13.2    Patriot Act; OFAC. Borrower represents and warrants to Agent and the Lenders that neither Borrower nor any of its direct or indirect owners is in violation of the U.S. Federal Bank Secrecy Act and its implementing rules and/or regulations (31 CFR part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder, as each of the same may be amended, modified, replaced and/or supplemented from time to time (collectively, the “Patriot Act”), any order, rule and/or regulation issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other anti-money laundering Legal Requirements with the result that Lender/AA Exposure could occur.
Section 13.3    Restricted Persons. Borrower represents and warrants to Agent and the Lenders that (a) neither Borrower nor any of its direct or indirect owners is a Person (i) with whom U.S. Persons are restricted from doing business under (x) rules and/or regulations issued by OFAC (including those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any U.S. Legal Requirements (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or (y) any other Legal Requirements, or (ii) who appears on the OFAC List, World Check, the Dow Jones Watch List, the Special Reference List or any other comparable list, domestic or foreign, used by Agent and/or any of the Lenders from time to time, if, with respect to either clause (i) or (ii), Lender/AA Exposure could occur, and (b) without limiting the foregoing, Borrower is not presently funding its obligations hereunder with funds from any of the Persons referred to in this Section 14.3, if Lender/AA Exposure could occur.
Section 13.4    Certain Transfers.
(a)    Anything to the contrary contained in this Agreement or the other Loan Documents notwithstanding, in no event shall a Transfer (1) to an Embargoed Person occur if the result of an Embargoed Person holding any direct or indirect interest in Borrower (at any level) is that Lender/AA Exposure could occur, or (2) be made or suffered to occur if, as a result of such Transfer, there could result a violation of (A) the U.S. Federal Bank Secrecy Act, as amended, modified, replaced and/or supplemented from time to time, and its implementing rules and/or regulations (31 CFR part 103), including, without limitation, with respect to those Persons named on OFAC’s Specially Designated Nationals and Blocked Persons list, (B) the Patriot Act, (C) any order issued with respect to anti-money laundering by OFAC, (D) the Executive Order or (E) any other Legal Requirements which, or the subject matter of which, relates to matters similar to those matters which are addressed by the Legal Requirements referred to in clauses (A) through (D) above if, with respect to clauses (A), (B), (C), (D) or (E), Lender/AA Exposure could occur.
(b)    If requested by Agent in connection with any Transfer, Borrower shall certify to Agent and the Lenders that, as a result of such Transfer, there will be no violation of Section 13.4(a) above.
ARTICLE 14
ASSIGNMENT AND PARTICIPATION
Section 14.1    Assignments. Agent may at any time assign to any of the Lenders or any Person or an Affiliate thereof and, with the consent of Agent, any of the Lenders may at any time assign to any of the other Lenders or to a Person or to an Affiliate of any thereof (each, an “Assignment” and each such assignee, an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Note and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in Agent’s then-current form and executed by such Assignee and the assigning Lender (and accompanied by a processing fee of $4,500.00 payable by such Assignee to Agent, or $7,500.00 for any Defaulting Lender); provided, that in each case, after giving effect to such Assignment, the Assignee’s Commitment with respect to such Loan, and, in the case of a partial assignment, the assigning Lender’s Commitment with respect to such Loan, each will be equal to or greater than $25,000,000 (or such lesser amount as approved by Agent). Upon (i) execution and delivery of such instrument, (ii) payment by such Assignee to the assigning Lender of an amount equal to the purchase price agreed upon between such Lender and such Assignee, and (iii) payment by the assigning Lender of Agent’s processing fee and Agent’s counsel’s fees and expenses in connection with such assignment, such Assignee shall be deemed a “Lender” under this Agreement and shall have all the rights and obligations of a Lender as set forth in such assignment and assumption agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent accruing from the date of such Assignment, and no further consent or action by any party shall be required. Upon the consummation of any Assignment pursuant to this Section 14.1, Borrower agrees to issue substitute Note(s) to the Assignee with respect to the Loan, in exchange for the return of the original(s) thereof issued to such assigning Lender (or for an affidavit of lost note in the event such Lender is unable to locate the same). Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Agent a duly completed and signed certification as to exemption from any U.S. federal Withholding Taxes or U.S. federal backup Withholding Taxes in accordance with Section 2.5. No Lender shall be permitted to assign any portion of the Loan to Borrower or an Affiliate of Borrower. Anything in this Agreement to the contrary notwithstanding, while an Event of Default exists, Agent may assign all, or a proportionate part of all, of its rights and obligations under this Agreement, the Note and the other Loan Documents, to any third party that it wishes to assign to other than Borrower or an Affiliate of Borrower.
Section 14.2    Participations.
(a)    Any of the Lenders may at any time grant to one or more Lenders or other Persons or Affiliates thereof (each, a “Participant”) participating interests in its Loan (each a “Participation”). In the event of any such grant by a Lender of a Participation to a Participant, whether or not Borrower or Agent was given notice, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. Any agreement pursuant to which any of the Lenders may grant such a Participation shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement or any of the other Loan Documents without the consent of the Participant. Each Lender agrees to provide Borrower with notice of all Participations sold by such Lender.
(b)    Each Lender agrees to provide Borrower and Agent with notice of all Participations sold by such Lender, and shall acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (whether in one or more systems or collections, collectively, the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.3(d) and 2.5 (subject to the requirements and limitations therein, including the requirements under Section 2.5 (it being understood that the documentation required under Section 2.5 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.2(b), provided that such Participant (A) agrees to be subject to the provisions of Section 2.5(h) as if it were an assignee under Section 14.2(b), and (B) shall not be entitled to receive any greater payment under Section 2.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change that occurs after the Participant acquired the applicable participation.
Section 14.3    Cooperation. Borrower recognizes that in connection with Lenders’ selling of Participations or making of Assignments with respect to the Loan, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor or the Loan, may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee. In connection with a Lender’s delivery of any financial statements and appraisals to any such Participant or Assignee or prospective Participant or Assignee, such Lender shall also deliver its standard confidentiality statement indicating that the same are delivered on a confidential basis. Borrower agrees to provide all assistance reasonably requested by a Lender at no cost to Borrower or Guarantor (provided, however, that Borrower and Guarantor shall be responsible for their attorneys’ fees and expenses, if any), in order to enable such Lender to sell Participations or make Assignments of its Commitment for the Loan as permitted by this Article 14.
Section 14.4    Federal Reserve Bank. Any of the Lenders may at any time (without notice to Borrower, Agent or any other Lender and without payment of any fee) assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by the Board of Governors of the Federal Reserve System, and such rights shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.
Section 14.5    Agent’s Register. Provided Mizuho is not the sole Lender holding Ratable Shares totaling one hundred percent (100%) of the Loan, Agent shall, acting solely for this purpose as an agent of Borrower, maintain a copy of each assignment and assumption agreement delivered to it and a register showing the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Agent’s Register”). The entries in Agent’s Register shall be conclusive in the absence of manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in Agent’s Register as the owner of such portion of the Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any Assignment of any portion of the Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in Agent’s Register. Agent’s Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice thereto. Upon satisfaction of all conditions set forth in Section 14.1, Agent shall: (a) promptly accept the relevant Assignment; and (b) on the effective date determined pursuant thereto, record the information contained therein in Agent’s Register and give notice of such Assignment and recordation to the Lenders and Borrower.
Section 14.6    Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Assignee or any other Person acquiring an interest in the Loan Documents (each a “Transferee”) and to any prospective Transferee any and all information in such Lender’s possession concerning Borrower, Guarantor, any other Borrower Party and/or the Project.

Section 14.7    Prohibition of Assignments by Borrower. Borrower may not assign or attempt to assign its rights under this Agreement or the other Loan Documents.
Section 14.8    Severance. Agent shall have the right, at any time prior to an Assignment or Participation pursuant to this Article 14, to modify the Loan in order to create one or more notes of equal or varying priority and/or interest rates (including, without limitation, so-called “A/B Notes”); provided, that: (a) the Principal Balance of the Loan as of the effective date of such modification equals the Principal Balance of the Loan immediately prior to such modification; and (b) the weighted average stated interest rate of all such notes on the date created shall equal the stated interest rates that were applicable to the Loan immediately prior to such modification of the Loan and such modification does not materially otherwise change the business terms in the Loan. Agent shall have the right to modify the Loan in accordance with this Section 14.8 upon notice to Borrower in which event such modification shall then be deemed effective. If requested by Agent, Borrower shall promptly execute an amendment to this Agreement, the Note and the other Loan Documents to evidence such modification; provided that such amendment shall have no materially adverse tax consequences to Borrower or any of its direct or indirect owners. Borrower shall, at its own expense, cooperate with all reasonable requests of Agent in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Agent in connection therewith.
Section 14.9    Intentionally Omitted.
ARTICLE 15
INTENTIONALLY OMITTED
[signature pages follow]

EXECUTED as of the date first written above.

AGENT:	MIZUHO CAPITAL MARKETS LLC, a Delaware limited liability company

	By:	Mizuho Securities USA LLC, its Manager

	By:	/s/ Mirza Kafedzic
	Name:	Mirza Kafedzic
	Title:	Managing Director
S-1
Term Loan Agreement

BORROWER:	250 SEAPORT DISTRICT, LLC, a Delaware limited liability company

	By:	/s/ Carlos A. Olea
	Name:	Carlos A. Olea
	Title:	Chief Financial Officer
S-2
Term Loan Agreement

THE LENDERS:

$115,000,000.00	MIZUHO CAPITAL MARKETS LLC, a Delaware limited liability company

	By:	Mizuho Securities USA LLC, its Manager

	By:	/s/ Mirza Kafedzic
	Name:	Mirza Kafedzic
	Title:	Managing Director
S-3
Term Loan Agreement